As filed with the Securities and Exchange Commission on October 15, 2018

Registration No.  333-226810

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORGANIC AGRICULTURAL COMPANY LIMITED

(Exact name of Registrant as specified in its charter)

Nevada	100	82-5442097
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Organic Agricultural Company Limited

6th Floor A, Chuangxin Yilu,

No. 2305, Technology Chuangxincheng,

Gaoxin Jishu Chanye Technology Development District,

Harbin City. Heilongjiang Province.

China 150090

Office: +86 (0451) 5862-8171

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

United Corporate Services, Inc.

2520 St. Rose Parkway, Suite 319

Henderson, NV 89704

Office: (800) 899-8648

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

Office: (914) 693-3026

E-mail: rbrantl21@gmail.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☒

			Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Shares of common stock, par value $0.001	5,182,736	$2.00	$10,365,472	$1,290.51	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2)	The Registrant previously paid $838.83 of this registration fee in connection with the initial filing of this Registration Statement. The Registrant has paid the remaining $451.68 with the filing of the Amendment No. 1.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The Issuer may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2018

PRELIMINARY PROSPECTUS

Organic Agricultural Company Limited.

5,182,736 SHARES OF COMMON STOCK

OFFERING PRICE $2.00 PER SHARE

This prospectus relates to the resale and other disposition from time to time of up to 5,182,736 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” on page 33. The shares of common stock offered consist of 5,182,736 shares of our common stock. We issued all of the 5,182,736 shares in private placement transactions completed prior to the filing of the registration statement containing this prospectus.

The shares included in this prospectus may be re-offered and sold directly by the selling stockholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 31 of this prospectus. Organic Agricultural Company Limited is not selling any shares of our common stock in this offering and therefore, we will not receive any proceeds from the sales by the selling stockholders. The selling stockholders will offer and sell common stock at a fixed price of $2.00 per share until our common stock is quoted on the OTCQB, at which time the selling stockholders may sell the common stock at prevailing market prices or in privately negotiated transactions.

This is an initial public offering of our common stock. There is not currently, and there has never been, any public market for our common stock. Our common stock is not currently eligible for trading on any national securities exchange, NASDAQ or any over-the-counter market, including an OTC Market Group quotation system such as the OTCQB, and we cannot assure you that our common stock will become eligible for trading. We intend to arrange for a registered broker-dealer to apply for permission to post a quotation for our stock, and we intend to apply to have our common stock quoted on the OTCQB system of the OTC Market Group. However, no assurance can be given that our common stock will be quoted on the OTCQB or any other quotation service.

We are an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act. As such, we will be subject to reduced public company reporting requirements.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 9 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____, 2018

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of Organic Agricultural Company Limited that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation.

This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the “Risk Factors” beginning on page 9. All references to “we,” “us,” “our,” “Company” or similar terms used in this prospectus refer to ORGANIC AGRICULTURAL COMPANY LIMITED. Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending March 31. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock.

Our Corporate Structure

Organic Agricultural Company Limited was incorporated in the State of Nevada on April 17, 2018. The Company’s principal corporate address is 6th Floor A, Chuangxin Yilu, No. 2305, Technology Chuangxincheng, Gaoxin Jishu Chanye Technology Development District, Harbin City, Heilongjiang Province, China 150090. Our telephone number is +86 (0451) 5862-8171. Our website address is www.oacl.top. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

The Company, through its operating subsidiaries, which have headquarters in Harbin, China, grows and sells unmilled rice (i.e. paddy). The Company is currently re-orienting its efforts to emphasize the sale of selenium-enriched paddy. We believe that the importance of selenium to human health and the fact of selenium deficiency in large parts of China create a vast market potential for development.

The Company has a wholly-owned subsidiary holding company in Samoa, which in turn has a wholly-owned subsidiary holding company in Hong Kong, which in turn owns all or the registered equity of Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited (“Tianci Liangtian”), a wholly-foreign-owned entity organized in the People’s Republic of China (“PRC”). Tianci Liangtian is a limited company that was registered in Heilongjiang, China on November 2, 2017. Tianci Liangtian currently has seven full-time employees. Tianci Liangtian carries on business through two subsidiaries:

●	Heilongjiang Yuxinqi Agricultural Technology Development Company Limited (“Yuxinqi”), a wholly-owned subsidiary of Tianci Liangtian, incorporated in Heilongjiang, China on February 5, 2018. Tianci Liangtian organized Yuxinqi to function as a marketing company, selling paddy and other crops to customers worldwide. Yuxingi shares offices in Harbin with Tianci Liangtian. Yuxinqi is currently engaged in marketing exclusively for Lvxin; as our operations grow, Yuxinqi may undertake a broader range of marketing activities, both for paddy provided by Lvxin and for other food products.

●	Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative. (“Lvxin”), which was registered in China on February 9, 2012. Since then, Lvxin has been engaged in the business of growing rice on leased farmland, harvesting and threshing it, then selling the paddy, primarily to the State Administration of Grain, the government entity responsible for ensuring grain supplies in the PRC. Lvxin’s office address is 1-507-1 Chaoyang Village, Chaoyang Town, Baoqing County, Shuangyashan City, Heilongjiang Province. Lvxin has 16 full-time and additional part time employees. Tianci Liangtian owns 51% of the registered equity in Lvxin.

The following chart describes our current corporate structure:

The Corporate Reorganization

On May 16, 2018, the Company completed a corporate reorganization to combine several controlled entities (now referred to as the “subsidiaries”) into Organic Agricultural. The specific transactions related to this reorganization are as follows:

●	On March 31, 2017, Hao Shuping and the shareholders of Lvxin signed an Equity Transfer Agreement, whereby the shareholders of Lvxin transferred 51% of the equity interest to Hao Shuping. The agreement stated that, in exchange for the 51% equity interest, Hao Shuping would make cash payments totaling CNY2,029,586 (US$305,472) and would organize a U.S. corporation and cause it to issue to the shareholders stock valued at CNY1,014,793 (US$152,736), and then go public in the U.S. By June 22, 2018, Tianci Liangtian paid off all consideration to Lvxin’s former shareholders.

●	On March 31, 2017, Hao Shuping and the shareholders of Lvxin also signed an irrevocable Supplementary Agreement. The Supplementary Agreement gave Hao Shuping control over Lvxin and its business, including personnel management, management of sales, purchases and accounting.

●	On January 1, 2018, Hao Shuping and Tianci Liangtian (which Hao Shuping organized in November 2017) executed an Equity Transfer Agreement, pursuant to which Hao Shuping transferred all of his 51% equity interest in Lvxin to Tianci Liangtian, and Tianci Liangtian assumed responsibility for conveying the cash and equity consideration to the minority shareholders of Lvxin. As a result of the transfer of Lvxin equity and related shareholder rights pursuant to the Equity Transfer Agreement, Hao Shuping now exercises control over the business and affairs of Lvxin, as vested in him by the Supplementary Agreement, but does so as an agent subject to the control of Tianci Liangtian. Since both Lvxin and Tianci Liangtian were controlled by Hao Shuping at the time of the transfer and control of the entities remained with Hao Shuping, we concluded that the acquisition of Lvxin by Tianci Liangtian was a transaction between entities under common control.

During the period from April 1, 2017 to June 22, 2018, Hao Shuping and Tianci Liangtian paid the minority shareholders of Lvxin the cash consideration required by the Equity Transfer Agreement. After Organic Agricultural Company Limited was organized in April 2018, it issued to a representative of the Lvxin shareholders the shares required by the Equity Transfer Agreement.

●	On January 8, 2018, the shareholders of Tianci Liangtian contributed their ownership of Tianci Liangtian to Organic Agricultural Hong Kong, which was owned by Organic Agricultural Samoa, an entity owned by Hao Shuping and 40 other investors.

●	On May 16, 2018, the Company issued 10,000,000 shares of its common stock, par value $0.001 to the shareholders of Organic Agricultural Samoa, in exchange for 100% of the outstanding shares of Organic Agricultural Samoa. As a result of the transfer, Hao Shuping acquired 48.8% of the Company’s outstanding shares.

The transaction among the Company, Hao Shuping, Organic Agricultural Samoa, Organic Agricultural HK, and Lvxin was accounted for as a business combination under common control in accordance to ASC 805-50-30-5. Accordingly, the assets and liabilities of the Company and its subsidiaries are presented in our financial statements at the their carrying values at the date of the transaction; the Company’s historical stockholders’ equity has been retroactively restated to the first period presented, since the acquisitions of Organic Agricultural Samoa, Organic Agricultural HK, Tianci Liangtian and Lvxin were treated as a business combination of entities under common control.

Our Business

Our subsidiary, Lvxin, has been involved in growing, threshing and selling unmilled rice since 2012, using leased farmland and the part-time labor of local farmers. Lvxin’s farming operations take place in Baoqing County of Heilongjiang Province in a region known as the Sanjiang Plain. This part of Sanjiang Plain is noteworthy for, among other things, the relatively high content of selenium in its soil. This is significant to agriculture because selenium deficiency has been a long-standing health problem in the PRC. By focusing on production of selenium-enhanced rice, Lvxin hopes to develop a sustainable position in the Chinese rice market.

During the 2018 fiscal year, which ended on March 31, 2018, Lvxin concentrated its leasing in the selenium-rich areas on the Sanjiang Plain. As a result, Lvxin ended the fiscal year with a harvested inventory of selenium-enriched paddy with a book value of $187,604. Because of the need to increase the selenium in the diets of many residents of China, particularly in the northeastern portion of China where Lvxin’s operations are located, we believe that this recent focus on production of selenium-enriched paddy will allow us to collect premium prices for our paddy.

Our other subsidiary, Yuxinqi, was organized in February 2018, and is only now initiating its business plan. Yuxinqi will devote its efforts to marketing and distribution of selenium-enriched agricultural products, initially the selenium-enriched paddy grown by Lvxin, but in time a range of selenium-enriched agricultural products.

Our Strengths

Management believes the following strengths will contribute to our success:

● the strategic location of our planting areas, which affords us numerous advantages, including desirable climate conditions and selenium-rich soil for paddy, as well as proximity to China’s extensive transportation network;

● the expertise of our management team, which has developed extensive expertise through formal education on farming techniques, in-house training and years of experience in the agricultural industry.

Our Strategies

Our goal is to become a destination for agricultural products for consumers worldwide. We aim to expand our market by pursuing the following strategies:

● expanding our customer base;

● offsetting the seasonal nature of our crops business; and

● expanding our brand recognition in the Chinese markets, then introducing our brand to international markets.

Our Challenges

The successful execution of our business plan is subject to risks and uncertainties related to our business and industry, including those relating to our ability to:

● continue to provide crops at a competitive price;

● maintain the quality of customer service;

● adequately control and ensure the quality of crops;

● enhance the Company brand recognition; and

● secure and retain the services of qualified personnel.

You should refer to “Risk Factors”, beginning on page 9, for a more detailed discussion of the risks involved in investing Organic Agricultural.

Competition

We are a small company. However, with our recent focus on production of selenium-enriched paddy, we are entering a growing market. We believe that we will be able to compete effectively in this market because we have the following advantages:

●	Geographical advantages

Lvxin is located in the hinterland of the Sanjiang Plain in Heilongjiang Province. The Sanjiang Plain is one of the world’s most famous areas of fertile soil and one of China’s three largest selenium-enriched belts.

●	Product specificity

Our business activities are focused exclusively on the production of paddy, particularly selenium-enriched paddy. Because selenium-enriched paddy has certain differences with ordinary paddy cultivation, and the technical requirements for effective growing are relatively high, we have invited specialized technical personnel to provide guidance and realize scientific farming.

Summary of the Offering

Shares of common stock offered by us:	None
Shares of common stock offered by Selling Stockholders pursuant to this prospectus	5,182,736 shares of our common stock.
Common stock currently outstanding	11,162,736 shares

Use of Proceeds:	The Company will not receive any proceeds from the resale or other disposition of common stock offering by the selling stockholders covered by this prospectus.

Risk Factors:	An investment in the Company’s common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Summary of consolidated financial information

The following summary consolidated statement of operations data for the years ended March 31, 2018 and 2017, and the summary consolidated balance sheet data as of March 31, 2018 and 2017 have been derived from the Company’s audited consolidated financial statements included elsewhere in this prospectus.

The following summary consolidated statement of operations data for the three months ended June 30, 2018 and 2017, and the summary consolidated balance sheet data as of June 30, 2018 are derived from the unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all normal recurring adjustments that the Company consider necessary for a fair presentation of the Company’s financial position and operating results for the periods presented.

The summary consolidated financial data should be read in conjunction with the Company’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. The Company historical results are not necessarily predictive of the Company’s results for any future periods.

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	June 30,	March 31,
	2018 (Unaudited)	2018	2017
Total current assets	$1,722,381	$1,809,185	$1,111,633
Total assets	1,726,792	1,809,185	$1,111,633

Total current liabilities	330,044	1,102,194	692,747
Total liabilities	330,044	1,102,194	692,747
Total shareholders’ equity of the Company	1,462,908	739,817	304,855
Total shareholders’ equity	1,396,748	706,991	418,886
Total liabilities and shareholders’ equity	$1,726,792	$1,809,185	$1,111,633

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(EXPRESSED IN US DOLLARS)

	Three Months Ended		For the Year Ended
	June 30,		March 31,
	2018 (Unaudited)	2017 (Unaudited)	2018	2017
Total revenue	$—	$—	$378,899	$488,172
Cost of Sales	—	—	225,143	263,482
Gross Profit	—	—	153,756	224,690
Total operating expenses	548,496	—	138,575	41,724
Income(loss) from operations before other income and income taxes	(548,496)		15,182	182,966
Other income	3	—	133	7,430
Income(loss) from operations before income taxes	(548,493)	—	15,315	190,396
Income tax	—	—	—	—
Net income(loss)	(548,493)	—	15,315	190,396
Net income(loss) attributable to non-controlling interest	(1,138)		61,997	93,294
Net income (loss) attributable to the Company	(547,355)	—	(46,682)	97,102

RISK FACTORS

An investment in the Company common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the Company common stock. If any of the following risks actually occur, the Company business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of the Company common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

The ongoing reduction in government price support for the rice market in China may prevent us from achieving sustained profitability.

Until recently China’s State Administration of Grain guaranteed minimum purchase prices for paddy rice grown by China’s farmers. The minimum price was generally higher than the prices quoted on world markets. As China in the past few years has allowed its Yuan to appreciate against the value of the U.S. dollar, the discrepancy between prices paid to Chinese paddy growers and world markets increased proportionately. As a result, in 2017 the State Administration of Grain reduced the minimum price. This was the principal cause of the reduction in gross revenue realized by Organic Agricultural from fiscal year 2017 to fiscal year 2018. The State Administration has implemented further reductions in calendar year 2018. If the State Administration continues to withdraw its support from the market for paddy produced in China, the Company’s prospects for profitability may be adversely affected.

The amount of land available in the Sanjiang Plain for expansion of agricultural wetlands diminishes annually, which increases the cost of our leasing program and may prevent us from expanding our operations.

The Sanjiang Plain is a vast area of alluvial floodplains and low hills in northeast Heilongjiang Province, China. Over the last six decades, paddy fields on the Sanjiang Plain have experienced rapid expansion and aggregation. The Sanjiang Plain’s high-quality soils and favorable climate for grain production attracted major attention from government agricultural development programs beginning in the early 1950s. Since that time the central government of China strongly encouraged settlement and reclamation of wetlands, and development of large-scale farming in Sanjiang Plain. Over 5,000,000 hm2, or 47% if the land in the Sanjiang Plain, has been converted to farmland, mostly for corn, soybean, and rice production. Most of this farmland was reclaimed from various types of original wetland by massive drainage projects. While this expansion of the available agricultural acreage has made possible the development of paddy farming in the Sanjiang Plain, the forces behind it put increasing demands on the agricultural wetlands. Farmers with land leases from the government can demand increasing rentals for subleases, and the Company will find itself in competition for the better parcels of paddy lands. This demand for suitable land in the Sanjiang Plain may interfere with the Company’s efforts to expand in a cost-effective manner.

Some residents of China have recently begun to use supplements to offset selenium deficiency in their diets. We cannot predict the extent to which they may come to prefer supplements as a remedy for selenium deficiencies rather than selenium-enhanced food products.

Selenium deficiency has been a problem in eastern China for centuries, and the relationship of selenium deficiencies to Keshan Disease has long been known. Until recently, efforts to alleviate selenium deficiency have been limited to changes in diet, the introduction of selenium-rich foods, where available. The use of selenium supplements is relatively recent. The use of selenium supplements does offer certain advantages, however. Selenium supplements, if purchased from a reliable vendor, provide an assured quantity of selenium, whereas the selenium quantity in a specific item of grocery food is untested. Selenium supplements may be more cost-effective than selenium-enhanced foods, depending on the development of the market for each. For these and other reasons, the growth of the market for selenium supplements may be an obstacle to the growth of the market for selenium-enhanced foods.

Product liability claims could materially impact operating results and profitability.

Excessive ingestion of selenium can have serious harmful effects on an individual. While our technicians will use their best efforts to achieve an optimal selenium content in our products, many factors determine the selenium levels in a crop. Our technicians may be unable to determine when a crop contains an excess amount of selenium. Moreover, even if our technicians are successful in optimizing the selenium values in our crops, consumers who suffer symptoms of selenium poisoning may focus their blame on our produce. In either such situation, we may be subject to a lawsuit for damages. Such lawsuits could drain our financial resources, particularly as we do not presently carry any product liability insurance or business interruption insurance. Lawsuits by customers may also distract the time and attention of our management. In addition, a product liability claim, regardless of merit or eventual outcome, could result in damage to our reputation, decreased demand for our products, product recalls and loss of revenue.

We do not presently maintain fire, theft, product liability or any other property insurance, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We do not maintain fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products. Such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects.

We may not be able to effectively control and manage our planned growth.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. If our business and markets grow and develop, it will be necessary for us to finance and manage expansion accordingly. In addition, we may face challenges in managing our expanding product and service offerings, and in integrating any businesses we acquire with our own. Such growth would place increased demands on our existing management, employees and facilities. Our failure to meet these demands could interrupt or adversely affect our operations and cause administrative inefficiencies. Additionally, failure to execute our planned growth strategy could have a material adverse effect on our financial condition and results of operation.

If our estimates related to future expenditures are erroneous or inaccurate, our business will fail and you could lose your entire investment.

Our success is dependent in part upon the accuracy of our management’s estimates of our future cost expenditures. At present, we have budgeted $479,229 for land acquisition during fiscal year 2019, as well as $108,000 for legal and accounting services (including those we expect to incur as a publicly reporting company), $20,000 for research and development and  $584,892 for marketing and for administrative expenses. We believe that our sales revenue for the year, net of our planting and harvesting costs, will be adequate to fully fund those budgeted expenditures. However, if our estimates are erroneous or inaccurate, or if we encounter unforeseen costs, we may not be able to carry out our business plan, which could result in the failure of our business and the loss of your entire investment.

As a smaller agricultural company with reporting obligations we may be at a competitive disadvantage to other agricultural companies. The agricultural industry has low barriers to entry.

Because the agricultural market is competitive, is driven in part by costs, and consists mostly of private companies that do not have public reporting obligations, our reporting obligations may put us at a competitive disadvantage. The agricultural industry has low barriers to entry. In addition, we will face additional expenses that a private agricultural company does not have, such as PCAOB auditor fees, Edgar filing fees and legal fees related to our SEC reporting obligations. Other non-public agricultural companies do not incur these costs. We are at a competitive disadvantage to our competitors because of this.

Our sales have seasonal variations and adverse weather conditions could cause a reduction and loss of agricultural production.

We will experience seasonal variations in our revenues and our operating costs due to seasonality. Normally, our products selling season is in the third quarter and fourth quarter of our fiscal year, from October through March. From the first fiscal quarter through the second is the planting and harvesting period. During the fiscal years ended March 31, 2018 and 2017, approximately 100% of our sales volume came during the third and the fourth quarter. Similarly, in the quarter ended June 30, 2018 we recorded no sales. Unless we are able to develop product lines that complement the seasonal results of our paddy sales, the seasonality of our operating results is likely to have an adverse effect on the market price of our common stock. Further, if any natural disasters, such as snowstorm, flood, drought or earthquakes, occur, it could cause a reduction and loss of agricultural production, which would heighten the lack of consistency in our operating results.

Risks Relating to our Management

The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales.

The development of our business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers, Shen Zhenai, our President, Chairman of the Board and Director, Xun Jianjun, our Chief Executive Officer and Director, Cao Yongmei, our Chief Financial Officer, as well as the continued involvement of Hao Shuping, our Director who brought together the elements of our business. They are developing our business, which will depend on our ability to identify and retain competent employees with the skills required to execute our business objectives. The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales, which could adversely affect our financial results and impair our growth.

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, all future success depends largely on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Organic Agricultural Company Limited. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a newly public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, that must be performed may reveal other material weaknesses or that the material weaknesses described above have not been fully remediated. If we do not remediate the material weaknesses described above, or if other material weaknesses are identified or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated or could subsequently require restatement, we could receive an adverse opinion regarding our internal controls over financial reporting from our independent registered public accounting firm and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our stock could decline.

Our lack of an independent audit committee and audit committee financial expert at this time may hinder our board of directors’ effectiveness in monitoring the Company’s compliance with its disclosure and accounting obligations. Until we establish such committee, we will be unable to obtain a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by NASDAQ. Currently, we have no independent audit committee. Our full board of directors functions as our audit committee and is comprised of three directors. An independent audit committee would play a crucial role in the corporate governance process, assessing our Company’s processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may deprive the Company of management’s independent judgment. We may, however, have difficulty attracting and retaining independent directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. An independent audit committee is required for listing on any national securities exchange. Therefore, until such time as we meet the audit committee independence requirements of a national securities exchange, we will be ineligible for listing on any national securities exchange.

Our board of directors’ acts as our compensation committee, which presents the risk that compensation and benefits paid to those executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our board of directors, which has no independent members, acts as the compensation committee for the Company and determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our lack of an independent compensation committee presents the risk that an executive officer on the board may have influence over his or her personal compensation and benefits levels that may not be commensurate with our financial performance.

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing a lawsuit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as required by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing a lawsuit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on the Company’s behalf against a director or officer.

Our management has limited experience managing a public company.

At the present time, none of our management has experience in managing a public company. This may hinder our ability to establish effective controls and systems and comply with all applicable requirements associated with being a public company. If compliance problems result, these problems could have a material adverse effect on our business, financial condition or results of operations. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to our new compliance requirements. Moreover, these requirements will increase our legal, accounting and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect it will be difficult and expensive for us to obtain director and officer liability insurance. These requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as will be required under Section 404 of the Sarbanes Oxley Act of 2002.

Risks Related to Regulation

Our success depends upon the development of the PRC’s agricultural industry.

The PRC is currently the world’s most populous country and one of the largest producers and consumers of agricultural products. Despite the Chinese government’s emphasis on agricultural self-sufficiency, inadequate port facilities and lack of warehousing and cold storage facilities may impede the growth of the domestic agricultural trade. At the present stage, we rely on local buyer and the State Grain Reserve of China in the PRC to purchase our products, which are generally purchased under a cash-on-delivery basis. Accordingly, any difficulties buyer in the PRC experience in selling their produce could reduce the demand for our products and hinder the ability of the buyer to pay us on a timely basis.

Changes in the policies of the PRC government could have an adverse effect on our business.

Policies of the PRC government can have significant effects on the economic conditions in the PRC. Although the PRC government has been pursuing economic reform policies and transitioning to a market-oriented economy, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social conditions. Our business could be adversely affected by changes in PRC government policies, including but not limited to changes in policies relating to taxation, currency conversion, imports and exports, and ownership of private enterprises.

PRC laws and regulations governing our current business operations are sometimes vague and subject to interpretation, and any changes in PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation, application and enforcement of PRC laws and regulations, including but not limited to the laws and regulations governing our business. These laws and regulations are sometimes vague and are subject to future changes, and their official interpretation and enforcement by the various branches of the PRC government may involve substantial uncertainty. The PRC legal system is based in part on governmental policies and internal rules some of which are not published on a timely basis or at all. New laws, regulations, rules and policies that affect existing and proposed future businesses may also be applied retroactively. We cannot predict with certainty what effect existing or new PRC laws or regulations may have on our business. In addition, there is less published guidance regarding PRC laws as compared to laws in the United States, and prior rulings and interpretations of PRC laws may not necessarily carry the same precedential value as in the United States.

Governmental control of currency conversion may affect the value of your investment.

The People’s Republic of China (PRC) government imposes controls on the convertibility of Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of RMB may materially and adversely affect your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making dividend payments on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Because our principal assets are located outside of the United States and because almost all of our directors and all our officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors reside outside of the United States. In addition, our operating subsidiaries, Tianci Liangtian, Yuxinqi and Lvxin, are located in the PRC and substantially all of their assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

Risks Relating to Our Common Stock

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. The exemptions available to emerging growth companies include the right to present only two years of audited financial statements in our registration statements and annual reports, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act relating to internal controls, reduced disclosure about executive compensation arrangements, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. Some of these exemptions are also available to us as a smaller reporting company (i.e. a company with less than $250 million of its voting equity held by non-affiliates). We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates. The decision to opt out is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, was below $250 million on the last day of our second fiscal quarter, we are also a “smaller reporting company” as defined under the Exchange Act. Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act. As a smaller reporting company, we are not required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K; or

●	present any selected financial data in such registration statements and annual reports filings made by the Company.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

If we are able to secure a listing for our common stock, it is likely that our common stock will be classified as a “penny stock’ when trading is initiated and for an indeterminate period thereafter. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Shareholders do not have pre-emptive rights, which will cause them to experience dilution if we issue additional securities.

At any time or times after this offering, we may issue and sell additional shares of our authorized but previously unissued shares of common stock, preferred stock, or common stock warrants on such terms and conditions as our Board of Directors, in its sole discretion, may determine without consent of our shareholders. Our shareholders do not have pre-emptive rights to acquire additional shares should we in the future issue or sell additional securities. Thus, we are not required to offer any existing shareholder the right to purchase his or her pro rata portion of any future issuance of securities and, therefore, upon the issuance of any additional securities by us hereafter, our shareholders will not be able to maintain their then existing pro rata ownership in our outstanding shares of common stock, preferred stock, or common stock warrants without additional purchases of securities at the price then set internally by us.

We are unlikely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our insiders own the majority of the outstanding shares of our stock, and accordingly, will have control over stockholder matters, the Company’s business and management.

As of the date of this prospectus, the four members of our Board of Directors own, in aggregate, common stock representing 53.6% of the outstanding shares of our common stock. While they continue to hold the majority of the voting power in our Company, these four directors will have effective control over the Company. In particular, the four directors will have the ability to:

●	Elect or defeat the election of our directors;
●	Amend or prevent amendment of our articles of incorporation or bylaws;
●	Effect or prevent a merger, sale of assets or other corporate transaction; and
●	Affect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by our insiders, new investors will not be able to affect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 18, and the section entitled “Business of the Company” beginning on page 23, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sales of our common stock by the selling stockholders. All of the net proceeds from the sale of the common stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholder” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of our common stock for the selling stockholders.

DETERMINATION OF THE OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of our common stock was arbitrarily determined. The offering price of the shares of our common stock does not bear any rational relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

EXCHANGE RATE INFORMATION

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the jurisdiction in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Renminbi (“RMB’). The reporting currency of these consolidated financial statements is the United States dollar (“US Dollars” or “$”).

The financial statements of the company, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in results of operations.

The exchange rates used for foreign currency translation are as follows:

		For the Year Ended March 31,
		2018	2017
		(USD to RMB/USD to HKD)	(USD to RMB)
Assets and liabilities	period end exchange rate	6.2807/7.8491	6.8912
Revenue and expenses	period weighted average	6.6269/7.8091	6.7304
Capital related	historical rate	December 6, 2017 USD to HKD 7.8135

		For the Three Months Ended June 30,
		2018	2017
		(USD to RMB/USD to HKD)	(USD to RMB)
Assets and liabilities	period end exchange rate	6.6198/7.8463	6.7774
Revenue and expenses	period weighted average	6.3779/7.8480	6.8614

MARKET FOR OUR COMMON STOCK

There is no established public market for our common stock.

We intend to apply for a listing on Pink Market maintained by OTC Markets concurrently with the filing of the effective notice of this prospectus, and then apply for a listing on the OTCQB as soon as we meet the standards for such a listing. In order to be quoted on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the stock’s depth and liquidity.

We have issued 11,162,736 shares of our common stock since our inception on April 17, 2018. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception, and our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors. There are currently no restrictions that limit our ability to declare cash dividends on its common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Corporate Reorganization: Basis for Accounting

On May 16, 2018, the Company completed a corporate reorganization to combine several controlled entities (now referred to as the “subsidiaries”) into Organic Agricultural Company Limited. The specific transactions related to this reorganization are as follows:

On March 31, 2017, Hao Shuping acquired the controlling equity interest in Lvxin and entered into an agreement with the shareholders of Lvxin that gave him managerial control over the operations of Lvxin. On January 1, 2018, Hao Shuping assigned his interest in Lvxin to Tianci Liangtian, an entity that he had recently organized and controlled.

●	On January 8, 2018, the equity owners of Tianci Liangtian assigned ownership of Tianci Liangtian to Organic Agricultural HK. Hao Shuping had recently organized Organic Agricultural HK in Hong Kong as a subsidiary of Organic Agricultural Samoa, a holding company in which Hao Shuping held the controlling interest.

On May 16, 2018, Organic Agricultural Company Limited acquired ownership of Organic Agricultural Samoa in exchange for 10,000,000 shares of the Company’s common stock issued to the shareholders of Organic Agricultural Samoa. As a result, Organic Agricultural Company Limited became the beneficial owner of each holding company listed above and of the 51% equity interest in Lvxin, the Company’s operating entity.

The aforesaid series of transactions has been accounted for as a business combination by entities under common control in accordance with ASC 805-50-30-5. Accordingly, the consolidated assets and liabilities of the Company and its subsidiaries have been presented at the their carrying values at the date of the transaction; the Company’s historical stockholders’ equity has been retroactively restated to the first period presented, and the financial statements included in this prospectus reflect the consolidation of the results of operations and cash flows of Tianci Liangtian, its subsidiary Yuxinqi, and Lvxin since their respective inceptions.

Plan of Operations

Our subsidiary, Lvxin, has been involved in growing, threshing and selling unmilled rice since 2012, using leased farmland and the part-time labor of local farmers. During the 2018 fiscal year, which ended on March 31, 2018, Lvxin concentrated its leasing in the selenium-rich areas on the Sanjiang Plain. As a result, Lvxin ended the fiscal year with a harvested inventory of selenium-enriched paddy with a book value of $187,604. Because of the need to increase the selenium in the diets of many residents of China, particularly in the northeastern portion of China where Lvxin’s operations are located, we believe that this recent focus on production of selenium-enriched paddy will allow us to collect premium prices for our paddy.

Our other subsidiary, Yuxinqi, was organized in February 2018, and has only recently initiated its business plan. Yuxinqi will devote its efforts to marketing and distribution of selenium-enriched agricultural products, initially the selenium-enriched paddy grown by Lvxin, but in time a range of selenium-enriched agricultural products.

We plan to continue to expand our operations. Over the next twelve months, we will concentrate on the following areas to grow our operations:

●	Introducing new products – We intend to expand our product offerings in order to reach new markets and reduce the harsh seasonality of our current revenue streams, which concentrate revenue in our first and fourth calendar quarters, the period of harvest and sale of paddy.

●	Seeking capital for expansion - Our management will be exploring financing options that will enable us to increase the farmland we have under lease, increase production, and expand our product offerings.

●	Expanding our marketing efforts – Our marketing personnel will endeavor to expand awareness of our brand, open new marketing channels, and educate the nation about the health benefits of selenium-enriched rice.

Results of Operations

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

	For three Months Ended June 30,		Change
	2018 (Unaudited)	2017 (Unaudited)	$	%
				N/A
Revenue	$—	$—	$—	N/A
Cost of Sales	—	—	—	N/A
Gross Profit	—	—	—	N/A
				N/A
Total operating costs and expenses	548,496	—	548,496	N/A
Earnings from operations before other income and income taxes	(548,496)	—	(548,496)	N/A
Other income(expenses)	3	—	3	N/A
Losses from operations before income taxes	(548,493)	—	(548,493)	N/A
Income tax	—	—	—	N/A
Net loss	(548,493)	—	(548,493)	N/A
Less: net loss attributable to non-controlling interests	(1,138)	—	(1,138)	N/A
Net loss attributable to the Company	$(547,355)	$—	$(547,355)	N/A

The Company recorded no revenue in the first quarter of either fiscal year 2019 or fiscal year 2018. This result occurs because of the seasonal nature of paddy production, for which the period from April through September is the planting and growing season. Likewise we incurred no cost of goods sold during either period, as the costs incurred in planting and growing paddy are capitalized as additions to inventory until the harvest season, when the capitalized costs are amortized against sales. During the three months ended June 30, 2018, we added $254,511 to the book value of our inventory of paddy.

During the three months ended June 30, 2018, we incurred $548,496 in operating expenses, the greater portion of which was attributable to the costs of our operations - i.e. salaries and office expenses. During the three months ended June 30, 2018, the Company granted 290,000 shares to 8 employees, which caused us to incur a $377,000 compensation expense. representing the fair value of those shares. In addition, we incurred advertising and promotion expenses of $34,609 for the purpose of promoting the Company’s expansion. We also incurred expenses relating to our efforts to become a reporting company in the United States, including legal and accounting fees, fees for a transfer agent and the like. During the three months ended June 30, 2017, we incurred no operating expenses, as Lvxin in that period had no office or employees.

The Company’s operations produced a net loss of $548,493 for the three months ended June 30, 2018, approximately equal to its operating expenses. However, because we own only 51% of the equity in Lvxin, U.S. GAAP directs us to record all of the revenue and expenses attributable to the operations of Lvxin, but to then offset the portion of net income or net loss attributable to the minority interest. Therefore we eliminated $1,138 of net loss realized during the three months ended June 30, 2018, representing 49% of Lvxin’s net loss for the period. As a result, the net loss attributable to the Company for the period ended June 30, 2018 was $547,355.

Year Ended March 31, 2018 Compared to Year Ended March 31, 2017

The following table summarized our operating results for the year ended March 31, 2018 as compared to the year ended March 31, 2017.

	For the Year Ended March 31,		Change
	2018	2017	$	%

Revenue	$378,899	$488,172	$(109,273)	(15)%
Cost of Sales	225,143	263,482	(38,339)	(15)%
Gross Profit	153,756	224,690	(70,934)	(32)%

Total operating costs and expenses	138,574	41,724	96,850	232%
Earnings from operations before other income and income taxes	15,182	182,966	(167,784)	(92)%
Other income(expenses)	133	7,430	(7,297)	(98)%
Earnings from operations before income taxes	15,315	190,396	(175,081)	(92)%
Income tax	—	—	—	—
Net income	15,315	190,396	(175,081)	(92)%
Less: net income attributable to non-controlling interests	61,997	93,294	(31,297)	(34)%
Net income (loss) attributable to the Company	$(46,682)	$97,102	$(143,784)	(148)%

Our revenue fell by 22% from fiscal year 2017 to fiscal year 2018. The reduction was primarily attributable to two factors. First, our sales effort was diminished by our transition from sales of generic paddy to sales of selenium-enriched paddy. In the fourth quarter of the year ended March 31, 2018, when we would usually be recording our post-harvest sales, we accumulated an inventory of 593 kilograms of selenium-enriched paddy, to be processed and packaged for sale as a specialty product. This decision led to reduced fourth quarter sales but pointed us towards a more sustainable market niche for the future.

The second significant factor leading to reduced sales in fiscal year 2018 was a reduction in government price supports. To ensure that China can meet demand for rice, the State Administration of Grain has developed rice stockpiles by establishing a minimum price for paddy and intervening as a purchaser in the Chinese market whenever the market price threatened to fall below the minimum. In calendar year 2017, for the first time the State Administration reduced the minimum price for paddy, which had the effect of reducing the market prices for paddy throughout China. As a result, Lvxin’s average sales price in fiscal year 2018 was 2.86 RMB per kilogram, compared to an average sales price of 3.00 RMB per kilogram in fiscal year 2017.

The State Administration of Grain has stockpiled nearly 100 million tons of rice (enough to feed India for a year). There is also ongoing concern within the Chinese government about the risk of inflation. Therefore, further reductions in government support for the Chinese rice market could occur. Our plan, however, is to protect our company against the effect of falling prices by established a position in the niche market for selenium-enriched rice.

Our gross margin fell from 46% in fiscal year 2017 to 41% in fiscal year 2018. The 4.7% reduction in per-unit prices from 2017 to 2018 was a major factor in the reduction of gross margin, particularly as our cost of sales includes elements that are fixed costs. In particular, we account for our land rental costs as a cost of goods. Other elements of cost of goods, part-time farm labor, fertilizer and other production and harvesting costs, vary as our sales revenue varies.

Our operating costs and expenses increased by 232% from fiscal year 2017 to fiscal year 2018, equating to 8.5% of revenue in fiscal 2017 and 36.6% of revenue in fiscal 2018. Factors contributing to the increase were:

●	$63,000 in professional fees expensed in the year ended March 31, 2018 compared to no professional fees recorded in the prior year. The increase was the result of the corporate reorganization described above, and the expenses of preparing for ownership by a reporting company in the United States.

●	$14,587 in office rent and $22,092 in office supplies expensed in fiscal year 2018 compared to a total of $5,227 for both items in fiscal year 2017. The increase primarily related to the acquisition of Lvxin by Tianci Liangtian in January 2018 and the organization of Yuxinqi at that time, with the initial efforts to develop that subsidiary as an effective marketing organization. For similar reasons, our administrative salaries and benefits rose from $1,189 in fiscal year 2017 to $13,935 in fiscal year 2018.

We expect our operating costs and expenses to continue to rise in coming periods, as our expanded operations will entail increased administrative costs, and we will incur the expenses relating to our position as a reporting company in the U.S., including accounting and legal expenses. We expect, however, that the ratio of operating costs to revenue will fall substantially, if our efforts to expand our sales are successful.

Due to the reduction in our revenue and the increase in our operating costs and expenses from the year ended March 31, 2017 to the year ended March 31, 2018, our earnings from operations before other income and income taxes fell by 92% from $182,966 in fiscal year 2017 to $15,182 in fiscal year 2018. Other income was negligible in both years. In addition, Lvxin, which was the source of all of our revenue in fiscal 2017 and 2018, does not pay income tax, as income from the sale of grain is exempt from China’s Enterprise Tax. Net income, therefore, was approximately the same as earnings from operations: $190,396 in fiscal year 2017 and $15,315 in fiscal year 2018, a reduction of 92%.

Although we own only 51% of the equity in Lvxin, U.S. GAAP directs us to record all of the revenue and expenses attributable to the operations of Lvxin, then offset the portion of net income attributable to the minority interest. In fiscal year 2017, when all of our reported results were attributable to Lvxin, the net income attributable to the non-controlling interest was $93,294, which was 49% of the Company’s net income. In fiscal year 2018, when our operations included expenses incurred in connection with the organization and initial operations of Tianci Liangtian and Yuxinqi, the net income attributable to non-controlling interests was $61,997, representing 405% of the Company’s consolidated net income. As a result, the net income attributable to the Company’s shareholders was $97,102 during the year ended March 31, 2017 and $(46,682) during the year ended March 31, 2018, a reduction of 148%.

Our reporting currency is the U.S. dollar. Our local currency, the Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period being reported upon, and assets and liabilities are translated at the unified exchange rate as quoted by OANDA on the balance sheet date. Translation adjustments resulting from this process are included in other comprehensive income. For the years ended March 31, 2017 and 2018, foreign currency translation adjustments attributable to the Company’s shareholders of $(11,967) and $49,039, respectively, have been reported as other comprehensive (loss)/income in the consolidated statement of operations and comprehensive income.

Liquidity and Capital Resources

The Company’s operations have been financed primarily by loans from related parties. The shareholders of Lvxin financed the operations of that entity, and their loans have been repaid. Recently, Hao Shuping has been the primary source of financing for Tianci Liangtian and Yuxinqi. As a result, at June 30, 2018, the Company’s loans payable to related parties totaled $237,075 (a reduction from $571,650 at March 31, 2018), which was owed to members of the Company’s management. This left the Company with significant liquidity, as its working capital totaled $1,392,337. Working capital increased by $685,346 during the quarter ended June 30, 2018, primarily because $425,749 that had been advanced for the purchase of shares during the prior fiscal year was reclassified to capital when Organic Agricultural Company Limited was organized in April 2018 and the shares were issued. In addition, the Company sold common stock for total proceeds of $351,922, the greater portion of which was used pay the costs of planting and growing, which increased the book value of our inventory by $308,655.

The largest component of working capital is inventory, which is measured by the expenses incurred for rice in the field and in the warehouse. It is noteworthy that Lvxin had no accounts receivable at either June 30, 2018, March 31, 2018 or March 31, 2017. This occurs because the payment terms given by Lvxin to its customers are very constricted: most sales are made with COD (cash on delivery) terms, and no customer is afforded more than three days to complete payment.

Cash Flows

	For the Year Ended March 31,		Change
	2018	2017
Net cash provided by operating activities	$172,225	$1	172,224
Net cash provided by financing activities	262,463	—	262,463
Effect of exchange rate fluctuation on cash and cash equivalents	23,964	(3)	23,967
Net increase(decrease) in cash and cash equivalents	458,652	(2)	458,654
Cash and cash equivalents, beginning of year	38	40	(2)
Cash and cash equivalents, ending of year	$458,690	$38	458,652

The Company recorded no net cash provided or used during the year ended March 31, 2017, as all cash generated by operations during that year was payable to the individuals who were shareholders of Lvxin at that time.

During the year ended March 31, 2018, our operations provided net cash of $172,225. Net cash provided by operations was more than net income primarily because, our obligation to the Lvxin minority shareholders was reduced by a reclassification of $178,313 and we recorded a $72,431 increase in our accounts payable and accrued expense balance, all of which was only partially offset by the $104,060 increase in our inventories balance.

Our financing activities during fiscal year 2018 contributed $262,463 to our cash balance. Financing activities consisted of:

●	$117,236 in proceeds from related party loans, primarily payments by Hao Shuping in connection with the organization of the Company’s subsidiaries and their reorganization into a consolidating entity; plus

●	$403,507 that was advanced to Tianci Liangtian by investors, to be reclassified as a capital contribution after the organization of Organic Agricultural Company Limited;

●	Partially offset by $258,280 that was distributed from earnings by Lvxin to its minority shareholders.

Cash flows during the quarter ended June 30, 2018 were primarily determined by our absence of revenue. For that reason, the $388,510 in cash used in operations (primarily to fund the $308,655 addition to our inventory of crops in the field) was funded by the sale of our parent company’s common stock for an aggregate capital contribution of $351,922. In the same period, Lvxin distributed $239,826 to its minority shareholders, representing their share of prior period profits, a payment that we recorded as cash used in investing activities.

The following table summarizes our cash flows for the first quarter of the current and prior fiscal years.

	For three months Ended June 30,		Change
	2018	2017
Net cash used in operating activities	$(388,510)	$—	(388,510)
Net cash used in investing activities	(244,404)	—	(244,404)
Net cash provided by financing activities	351,922	—	351,922
Effect of exchange rate fluctuation on cash and cash equivalents	36	1	35
Net increase(decrease) in cash and cash equivalents	(280,956)	1	(280,957)
Cash and cash equivalents, beginning of year	458,690	38	458,652
Cash and cash equivalents, ending of year	$177,734	$39	177,695

We anticipate that our future liquidity requirements will arise from the need to fund our growth and pay current obligations and from future capital expenditures. For fiscal year 2019, we have budgeted $479,229 for land acquisition, as well as $108,000 for legal and accounting services (including those we expect to incur as a public reporting company), $20,000 for research and development and $584,892 for marketing and for administrative expenses. We believe that our sales revenue for the year, net of our planting and harvesting costs, will be adequate to fully fund those budgeted expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and such equity and/or debt financing as we are able to secure. For fiscal year 2019, we expect that our gross profit from operations will be sufficient to fund expenditures at the level we have budgeted. That expectation is speculative, however, and we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us to fund significant growth.

Application of Critical Accounting Policies

In preparing our financial statements, we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for the year ended March 31, 2018, there was one estimate made which was (a) subject to a high degree of uncertainty and (b) material to our results:

●	The determination, described in Note 4 to our Consolidated Financial Statements, to record our inventories as of March 31, 2018 at their cost, i.e. $821,211. The cost of our inventories primarily consists of the growing costs of crops, both in the field and harvested, as well as the cost of harvesting crops that remain unsold. U.S. GAAP mandates that we record the value of our inventory at the lower of cost or net realizable value. Our determination to record the inventories at cost was based on our determination that the paddy in inventory, including paddy in the field, will be sold for an amount in excess of its cost.

Impact of Recent Accounting Pronouncements

New accounting rules and disclosure requirements can significantly impact the comparability of our financial statements. Please refer to Note 2 of our consolidated financial statements included in this prospectus.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2016-02 – Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of our pending adoption of the new standard on our financial statements.

Effective April 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured.

There was no impact on the Company’s financial statements as a result of adopting Topic 605 and Topic 606 for the three months ended June 30, 2018 and 2017, or the twelve months ended March 31, 2018.

 Except for the foregoing ASU, ASC 605 and ASC 606, there were no recent accounting pronouncements that we expect to have a material effect on the Company’s financial position or results of operations.

Off Balance Sheet Transactions

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

BUSINESS OF THE COMPANY

The operating entities within the Company consist of:

●     Tianci Liangtian, which was organized in November 2017 to serve as a holding company for our revenue-generating entities and to host administrative and managerial services for the Company.

●     Yuxinqi, which was organized in February 2018 to function as a distributor for our food products.

●     Lvxin, which was organized in 2012 and is engaged in growing, harvesting and selling paddy rice, with a recent focus on selenium-enhanced paddy rice.

Lvxin’s farming operations take place in Baoqing County of Heilongjiang Province in a region known as the Sanjiang Plain. This part of Sanjiang Plain is noteworthy for, among other things, the relatively high content of selenium in its soil. This is significant to agriculture because selenium deficiency has been a long-standing health problem in the PRC, particularly in northeastern China, where Lvxin is located. By focusing on production of selenium-enhanced rice, Lvxin hopes to develop a sustainable position in the Chinese rice market.

The Chinese Rice Industry

China is the world’s largest producer of rice, and the crop makes up a little less than half of the country’s total grain output. China has 30 million hectare land area under rice cultivation, which as compared to India stands at second position, but the use of advanced agriculture equipment and better irrigation facilities has made China the highest rice producing country. China accounts for 30% of all world rice production, as well as 30% of the world’s rice consumption. Rice is highly prized by consumers as a food grain, especially in south China, and per capital consumption has risen through the years. Also, as incomes have risen, consumers have preferred to eat more rice and less potatoes, corn, sorghum, and millet.

All rice cultivation is highly labor intensive. Rice is generally grown as a wetland crop in fields flooded to supply water during the growing season. Transplanting seedlings requires many hours of labor, as does harvesting. Mechanization of rice cultivation is only minimally advanced. Rice cultivation also demands more of other inputs, such as fertilizer, than most other crops.

One factor contributing to the high level of rice production in China is the state guaranteed minimum purchase prices. The minimum price has generally been set by the State Administration for Grains significantly above world market prices. With an ongoing strengthening of the RMB against the U.S. dollar, those prices, in dollar terms, continue to rise. For this and other reasons, the State Administration has reduced the minimum prices in the past two years.

One factor contributing to demand for rice in China is the increase in rice exports by China, particularly exports to Africa, the target of almost two-thirds of China’s rice exports in 2017. In 2017, China sold over 781,000 tonnes of rice to almost 40 African nations, an increase from 74,000 tonnes in the prior year. Among the factors contributing to the increase in rice exports from China to Africa have been:

●	With almost 100 million tonnes of rice stockpiled, the value of old-crop government stocks is diminishing, making export more cost effective than continued storage.

●	China’s Belt and Road Initiative has opened trade links with Africa, as China has funded billions of dollars in infrastructure investment in Africa.

●	Thailand, which has during the past decade been a major competitor with China on the international rice market, has significantly reduced its state stockpile of rice for export.

Goldstein Research has forecast that the China rice industry can be expected to grow at a compound annual growth rate of 2.1%. Chinas rice production was estimated at 210 million metric tons in 2017. Factors such as government support in rice production, favorable climatic conditions, a rising number of rice processing companies, and increasing exports are having a major impact on the growth of China rice industry.

The expansion of China’s rice industry follows the overall path of agriculture in China. On January 28, 2016, the Ministry of Agriculture and Rural Affairs published China’s No. 1 Central Document focused on agriculture. The release stated that China plans increased spending on agriculture to boost rural development. The agricultural sector will be a key area for fixed-asset investment. The government will channel more funds to poor farmers, to construction of irrigation programs, industrial convergence in rural areas, and wholesale produce markets. The central authorities pledged financial aid to key areas including farmland protection and the increase of grain production. The government will also encourage financial institutions to make more loans to agriculture businesses.

Selenium-Enriched Rice

Background on Selenium

Selenium is one of the “essential” nutrients for humans, meaning that our bodies cannot produce it, and so we have to get it from our diet. Selenium deficiency can cause health problems including Keshan’s disease. The World Health Organization has found that between 50 and 250 micrograms of selenium constitute a healthy daily intake.

Selenium was discovered as an element in 1817 by the Swedish chemist Jöns Jacob Berzelius, who determined the atomic weights of many elements and developed a system of chemical symbols. It was first thought to be a toxin, but scientists determined that selenium was an essential mineral in the 1950s. By the 1960s doctors began researching selenium’s possible tumor fighting properties in animals, according to the American Cancer Society.

Scientists now know selenium is necessary in the body’s production of selenoproteins, a family of proteins that contain selenium in the form of an amino acid. So far, 25 different selenoproteins in the body have been isolated, but only half of their functions have been identified. Selenium is one of several nutrients known to have antioxidant properties, meaning selenium plays a part in chemical reactions that stop free radicals from damaging cells and DNA. Free radicals are unstable molecules from environmental toxins, or from byproducts of the human body’s metabolism. In 1973, a paper published by JT Rotruk et al. showed that selenium is the basic component of erythrocyte glutathione peroxidase (GSH-PX), an enzyme that removes harmful substances produced by cell respiration. Further research into the antioxidant functions of selenium have shown that six other enzymes (glycine reductase, formate dehydrogenase, nicotinic acid hydroxylase, sulfur dehydrogenase and xanthine solution enzyme) are activated only in the presence of selenium.

Human and animal research has found selenoproteins are involved in embryo development, thyroid hormone metabolism, antioxidant defense, sperm production, muscle function and the immune system’s response to vaccinations. Antioxidant supplements, including selenium, are often touted to help prevent to heart disease, cancer and vision loss.

According to the Chinese Selenium Supplements Association, selenium is purported to help people with asthma, and reduce the risk of rheumatoid arthritis and cardiovascular disease. Selenium levels drop with age, so some have claimed selenium can slow the aging process, cognitive decline and dementia. Low selenium levels are also implicated in depression, male infertility, weak immune systems and thyroid problems.

Plants grown in soil containing selenium convert it into a form that is usable to humans or animals. Soil around the world varies in its selenium concentration. The higher the concentration of selenium is in soil, the higher the concentration of selenium is in crops. Soil in Nebraska, South and North Dakota, for example, is especially rich in selenium, and people living in these areas typically have the highest dietary intake of selenium in the United States.

Soil in some areas of China and Russia is naturally low in selenium. Selenium deficiencies in the Keshan region in northeast China were severe enough to spur a form of heart disease called cardiomyopathy, now called Keshan’s disease. Chinese government programs to supplement people’s diets with selenium in the 1970s greatly reduced cases of Keshan disease, according to the National Institutes of Health’s Office of Dietary Supplements. Low selenium levels in China, Tibet and Siberia may also play a role in a type of osteoarthritis called Kashin-Beck disease.

Seventy-two percent (72%) of the land in China is selenium-poor. In the area from the three provinces in Northeast China to the Yunnan Guizhou plateau, two-thirds of the arable land is recognized as having selenium deficiency, where the selenium content of the principal crops is less than 0.05ppm.

Selenium Toxicity

The human body only needs a trace amount of selenium, so it is possible to overdose with selenium. For example, in 2008, a liquid dietary supplement that was 200 times more concentrated than advertised led to selenium poisoning in more than 200 people in the U.S. The most common effects were diarrhea, fatigue, hair loss, joint pain, brittle nails and nausea. A third of the people affected continued to experience symptoms 90 days after taking the mislabeled supplements.

Ingesting too much selenium over time can lead to selenosis, which can cause hair loss, nail loss, nausea, irritability, fatigue and some nerve damage. Other symptoms of chronic selenium overdose are a metallic taste in the mouth, and a garlic scent on the breath. A selenium overdose can cause skin lesions and nervous system abnormalities. In severe cases, selenium toxicity can cause tremors, kidney failure, cardiac failure, respiratory distress or even death.

The Institute of Medicine’s Food and Nutrition Board caps the safe daily intake of selenium at 45 micrograms for infants, 60 to 90 micrograms in toddlers, 150 to 280 micrograms in prepubescent children and 400 micrograms in adults.

Rice as a Source of Selenium

We believe that the importance of selenium to human health and the fact of selenium deficiency in large parts of China create a vast market potential for development. Selenium has been studied extensively in China. These efforts have resulted in confirming that selenium is an important element for human health and that there are areas within China that are significantly deficient in the soil and water. In the past decade, Chinese government policy has helped to enhance the potential of the selenium market.

Studies using atomic fluorescence spectrometry have been used to measure the selenium concentration of regular polished rice in China and selenium-enriched polished rice obtained by foliar application of selenium-enriched fertilizer. The average selenium content of regular rice was approximately 0.025 microg/g. On the basis of a daily dietary rice intake of 300-500 grams suggested by the China Nutrition Society for an adult, the total daily selenium intake from regular rice was calculated to be 7.5-12.5 microg. The selenium content of rice was significantly increased to approximately 0.56 microg/g by foliar application of selenium-enriched fertilizer in the forms of sodium selenite and sodium selenate. The selenium-enriched rice products were shown to increase daily selenium intake on average by 100-200 microg for an adult consuming 400 grams of rice products, thus achieving the range of selenium intake recommended by the World Health Organization. Because rice is a staple food in China, selenium-enriched rice obtained by bioenrichment to increase the selenium content of rice was determined to be a good selenium source for the population in selenium-deficient regions.

The government of China permits rice to be labeled “selenium-enriched” if the selenium content is at least 0.04 mg/kg. Rice with a selenium concentration in excess of 0.3 mg/kg is considered dangerous and may not be sold. Lvxin’s current inventory of paddy has an average selenium content of 0.18 mg/kg. A half cup of steamed rice (an average serving) made from paddy with a selenium content of 0.18 mg/kg will contain approximately 0.015 mg (i.e. 15 micrograms) selenium.

Currently, the production of selenium-enriched paddy in China is the province of small and medium-sized enterprises, with no dominant participant in the market. The diversity of the market is primarily a function of the relatively brief period that the concept of producing selenium-enriched food stuffs has been popular. As the concept becomes more well-established, the emergence of market leaders will be not unlikely.

Lvxin Paddy Production

Lvxin has leased 479 hectares of rice paddies from farmers in the Sanjiang Plain. All of the leased area contains a high concentration of selenium. To produce selenium-enriched paddy, however, selenium-enriched fertilizer must be applied at appropriate times in the growing cycle. During fiscal year 2018, Lvxin engaged personnel with the requisite technical skill to enable us to transition our farming efforts towards production of selenium-enriched paddy. As a result, as of June 30, 2018 the Company had 0.593 million kilograms of selenium-enriched paddy in its inventory of harvested produce.

Our transition to an emphasis on production of selenium-enriched paddy has relied heavily on the technical skills of Lvxin’s crop production personnel. In order to obtain paddy with a selenium content within the government mandated range (0.04 mg/kg to 0.3 mg/kg), our personnel must understand local soil conditions, proper configuration of selenium-enriched fertilizer, and proper timing and technique for application.

After harvesting the unhusked rice, Lvxin delivers its inventory by tractor (leased by Lvxin from local farmers) to the National Treasury, where it is threshed and stored by the State Administration for Grain. The National Treasury provides warehousing free of charge for the nation’s grain supplies, including those that are privately owned. During each of the past two fiscal years, the National Treasury has also purchased all of the paddy sold by Lvxin, to be added to its reserves. As we transition towards a focus on selenium-enriched paddy, we intend to expand our customer base for both our paddy and the value-added products that we intend to introduce. The National Treasury will, nevertheless, remain our primary customer, both because of its dominant position in the market for rice in China and because the State Administration for Grain can be expected to continue to provide price support for China’s rice farmers.

Seasonality

Our business is seasonal, as our sales generally during the harvest season, which occurs from October to March of the following year. Our sales are typically the lowest from April to September, which is the planting and manufacturing period. Accordingly, we experience significant seasonal fluctuations in our revenues and our operating costs.

In addition, adverse weather conditions and other natural disasters may affect our planting and harvesting activities and cause a reduction and loss of agricultural production or a delay in realization of revenues.

As the market for the Company’s paddy becomes stable, and as resources become available, the Company intends to expand its product offerings to include value-added products, both products based on rice and products based on other food stuffs, such as organic red beans and millet. In this manner, the Company hopes to alleviate the seasonality of its revenues, by having products available for sale year-round.

Green Agriculture

By the late 1980s, in an effort to produce more food, the PRC reached a point where its farmers were relying heavily on the use of fertilizers and pesticides. This reliance on fertilizers and pesticides, including the use of environmentally harmful fertilizers and pesticides, led to the sale of products with dangerous and high concentrations of harmful chemicals. In addition to creating a dangerous situation for domestic consumers, it also created problems for the PRC’s food exporters which, in many cases, were barred from exporting to countries with minimum acceptable standards for pesticide and chemical use.

In 1990, the PRC Ministry of Agriculture began to encourage the production of “Green Food”, which is food that is deemed safe, free from pollutants and harmful chemicals, and of good quality. In 1992, the PRC Ministry of Agriculture established the China Green Food Development Center to oversee food quality and the development and management of Green Food at the national and provincial level in the PRC. In 1993, the Ministry of Agriculture established regulations on the use of Green Food labeling. In 1996, an identifying trademark for Green Food was registered in the PRC and put into use.

According to the China Green Food Development Center website, China’s Green Food industry experienced a rapid growth period from 1997 to 2007. For example, from 2002 to 2007, certified Green Food products and Green Food production enterprises increased at a rate of 21.8% and 30.8% per year, respectively. By the end of October 2008, there were 17,647 Green Food products and 6,160 Green Food production enterprises in China. Approximately 9.4 million hectares, or 7.2% of the total farm land in China, is used in the production of Green Food.

Our products are certified by the China Green Food Research Center as Grade A “Green” foods. Green food certified by the China Green Food Research Center can be divided into 2 groups: Grade A (allowed to use a certain amount of chemical materials) and Grade AA (containing little or no chemical materials - also known as organic food). Therefore, as one of the selenium-rich and green food enterprises in China, the demand for our products is greater than the supply available in China. Therefore, we believe that our “Selenium rich” brand will stand out among other brands of rice because of the measures we take to ensure the highest quality standards and our consistent branding strategy

Operating Licenses

Our products and services are subject to regulation by governmental agencies in the PRC and Heilongjiang Province. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our licenses include:

●	Tianci Liangtian and Yuxinqi operating licenses enable us to undertake agricultural technology development services, primary processing of agricultural products, grain and legume cultivation, and agricultural products sales. (Legally approved projects can be launched after approval by the relevant departments). The registration numbers are 91230100MA1ATNP757 and 91230109MA1AYU4P51, respectively; and they are valid from November 2, 2017 and February 5, 2018, respectively, with no expiration date.

●	Lvxin’s operating license enables us to plant rice, as well as to carry out technical exchanges and information consultation services related to paddy planting. The registration number is 93230523588124513U and it is valid from February 9, 2012 with no expiration date.

Employees

The Company has 26 full-time employees, allocated among our subsidiaries thus:

Subsidiary	Employees
Tianci Liangtian	7
Yuxinqi	3
Lvxin	16
26

The Company’s employees include ten with administrative responsibilities, one responsible for marketing, and fifteen with responsibility for crop production. During the growing and harvest seasons, Lvxin hires approximately 190 local farmers on a part-time basis to assist in the farming operations.

All of our employees are located in the PRC, and none of them are unionized.

Property

The Company does not own any real property. We believe the premises we now have under lease will be adequate for our operations for the foreseeable future. We do intend, however, to secure additional leaseholds for farmland as our resources permit.

Office Leases

In November 2017, Tianci Liangtian leased an office space of approximately 666 m2 under operating lease agreements. Tianci Liangtian paid approximately $1,592 in lease deposits and is committed to make annual lease payments of $43,761. The office address is the full 6th Floor A, Chuangxin Yilu, No. 2305, Technology Chuangxincheng, Gaoxin Jishu Chanye Technology Development District, Harbin City. Heilongjiang Province. China 150090. The office contains our administrative functions, sales, e-commerce operations and marketing functions.

Effective on May 1, 2018, Lvxin leased an office space of approximately176.86 m2 for a one year period ending on April 30, 2019, with an option to extend the lease. The office lease agreement requires Lvxin to pay approximately $4,532 (RMB30,000) for the year’s rent, with the rent for any extended period to be based on market conditions.. The office address is the Fuyuanguandi, Pingshun Street, Baoqing County, Shuangyasha City, Heilongjiang Province. China 155600. The office contains our administrative functions, sales, e-commerce operations and marketing functions.

Farmland Leases

Lvxin is party to approximately 300 leases for farmland in Baoqing County, Heilongjiang Province. The area currently leased totals 497 hectares, most of which are located in the Sanjiang Plain. We estimate that approximately four million kilograms of paddy can be grown on 497 hectares.

Each of the 300 farmland leases was drawn on the same form. The lease permits an affiliate of Lvxin to conduct production operations on an identified parcel of farmland for a stated period of years, up to 22 years in some leases. There are no specific provisions for termination of the leases other than upon expiration of the stated term; accordingly, a party may terminate a lease during its term only pursuant to such provisions of law as permit termination in the event of a material irremediable breach. The leases provide for a fixed rental amount, which is paid either annually on January 1 or, in some cases, prepaid for periods from 12 to 22 years. The leases assign to Lvxin the right to receive any special subsidy that the PRC may issue from time to time. The parties agree to negotiate, should any issues arise with respect to the leasehold.

The Sanjiang Plain. The Sanjiang Plain is a vast area of alluvial floodplains and low hills in northeast Heilongjiang Province, China. It is characterized by the confluence of three major rivers, the Heilong River (Amur in Russia), the Wusuli River (Ussuri in Russia), and the Songhua River. The Heilong River forms the international boundary with Russia to the north, and the Wusuli River forms another border with Russia to the east. In the south and west the terrain climbs into low hills and then mountains of interior Heilongjiang Province.

The original vegetation of the Sanjiang Plain was a vast tract of wetlands, meadows and forests. Until recently it involved China’s largest area of wetlands, but these wetlands have been dramatically reduced by agricultural development during the last 50 years. The Sanjiang Plain’s high-quality soils and favorable climate for grain production attracted major attention from government agricultural development programs beginning in the early 1950s. Since that time the central government of China strongly encouraged settlement and reclamation of wetlands, and development of large-scale farming in Sanjiang Plain. Enormous state agricultural farms were established with Korean War veterans providing the initial labor force. These State farms, now largely mechanized, have turned the Sanjiang Plain into one of the eight national bases for grain production in China. Over 5,000,000 hm2, or 47% of the land in the Sanjiang Plain, has been converted to farmland, mostly for corn, soybean, and rice production. Most of this farmland was reclaimed from various types of original wetland by massive drainage projects.

Over the last six decades, paddy fields on the Sanjiang Plain have experienced rapid expansion and aggregation. Studies of land use and land cover changes related to paddy fields showed that transformations from marsh as well as from grassland to dry farmland and then into paddy fields were predominant. Climate warming provided a favorable environment for rice planting. Meanwhile, population growth, technological progress, and government policies drove paddy field expansion and aggregation.

REPORTS TO SECURITY HOLDERS

Due to the expense, we do not expect to deliver annual or quarterly reports to our shareholders unless and until we decide to seek a listing on a national securities exchange.

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website: www.oacl.top

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers:

Name and Address*	Age	Position/Title

Shen Zhenai	56	President, Chairman of the Board
Xun Jianjun	48	Chief Executive Officer and Director
Cao Yongmei	49	Chief Financial Officer and Director
Hao Shuping	60	Director

*	The business address for all director and officers is 6th Floor A, Chuangxin Yilu, No. 2305, Technology Chuangxincheng, Gaoxin Jishu Chanye Technology Development District, Harbin City. Heilongjiang Province. China 150090

Shen Zhenai, President, Chairman of the Board and Director

Ms. Shen is our founder and has served as our president and director since we were organized. In 2017 Ms. Shen was employed as president of the Hong Kong International Intellectual Property Trading Center Korea Branch. She served as the General Manager at International Department of Seoul Shandong Sirius Group Co., Ltd in 2015. From 2012 to 2014 Ms. Shen served as the director of the marketing department of Beijing Hui Lian commercial network. She served as the General Manager of the Jiling Province Yanbian Nanshan Mountain Village between 2004 and 2006. She served as the Customer Service Manager of Japanese Bear Valley Hotel between 2001 to 2003. Ms. Shen provides hands-on leadership, strategic direction and operations management with a focus on business development, exceptional quality service and fiscal accountability. Ms. Shen studied Hotel Management in Seoul, South Korea from 1995 to 1997, and learned Traditional Chinese Medicine in Lin Province Changchun College of Traditional Chinese Medicine from 1987 to 1990. She can speak Mandarin and Korean.

Xun Jianjun, Chief Executive Officer and Director

Mr. Xun has served as our Chief Executive Officer (“CEO”) and Director since we were organized. From 2015 to 2016 Mr. Xun served as Business Department General Manager of Dongsheng Weiye Group Co., Ltd Changbai Mountain Ginseng. He was the principal founder and president of Zhejiang Kangzhiyuan Water Purification Equipment Co., Ltd from 2002 to 2012. He was employed by Guangdong Province Foshan City Ronshen Electric Co., Ltd as Sales Department Director between 1994 and 2000. Mr. Xun has more than 20 years in management position, where he has been responsible for business operations, budget development, analysis and oversight; marketing including volume growth/program development; expense control; policy and procedure development and implementation; and process development to facilitate regulatory compliance. Mr. Xun was trained at Beijing University in 2014. He graduated from Shandong University with a major in Law in 1993.

Cao Yongmei, Chief Financial Officer and Director

Ms. Cao has served as our Chief Financial Officer (“CFO”) since we were organized. From 2008 to 2016, Miss. Cao served as Operations Vice President of Harbin Saint Jetta Trade Co., Ltd. From 1994 to 2004, she served as manager of China Metallurgical Import and Export Harbin Company. Previously, Ms. Cao was employed as Accountant by the Finance Department of the Harbin University of Technology. Ms. Cao served in progressive roles in accounting management, strategic planning and company control, obtaining advanced knowledge about company operations. Ms. Cao earned a degree with a major in Industrial Accounting from Dalian Institute of Economic Management.

Hao Shuping, Director

Mr. Hao has served as our director since 2018. Mr. Hao has been the President of the Tianzhi Equity Investment Fund (Shanghai) Management Co., Ltd. since 2015. He served as the President of the Hong Kong Huixin International Financial Services Co., Ltd. from 2012 to 2014. From 2009 to 2011 Mr. Hao served as the Chief Executive Officer of Beijing Pingchuan Power Engineering Co., Ltd. He served as the chief supervisor of Beijing Re-creation Human Resources Management Co., Ltd. between 1999 to 2008. From 1996 to 1999 Mr. Hao served as the general manager of Sino-Korea Joint Oriental Food Co., Ltd. Mr. Hao has served as Director of the President’s Office of Orient Group from 1991 to 1995. Mr. Hao graduated from Hong Kong Life Power Instructor College in 2005, having studied economic management at the Harbin Normal University between 1994 and 1996. He obtained a Bachelor degree in Chinese Language and Literature from Harbin Normal University in 1985.

There are no family relationships among any of our directors or executive officers.

Our directors hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until resignation or removal by the board.

Legal Proceedings Involving Officers and Directors

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.
●	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.
●	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
●	Been subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

Due to the small size of our Board and the early stage of our operations, we have not yet appointed an audit committee, nor have we appointed an audit committee financial expert to our Board of Directors. We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one audit committee financial expert, as soon as our resources permit and the complexity of our financial accounting warrants.

We do not presently have a compensation committee or a nominating committee. Our board of directors currently performs the functions of those committees.

Code of Ethics

Due to the small number of members of our management, we do not presently have a code of ethics applicable to management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by, or paid by Organic Agricultural or its subsidiaries to its Chief Executive Officer during the past three fiscal years. There was no officer or employee whose compensation for fiscal year 2018 exceeded $100,000.

						Non-Equity	Non-qualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Comp.	Other
Principal		Salary	Bonus	Awards	Awards	Comp.	Earnings	Comp.	Total
Position	Year	($)*	($)	($)	($)	($)	($)	($)	($)
Xun Jianjun
Chief Executive Officer	2018	1,509	—	—	—	—	—	—	1,509

*	Amounts of compensation for 2018, reported in the table above, represent accrued compensation. The manner and timing of payments of the accrued compensation will depend on the future financial conditions of the Company.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Outstanding Equity Awards

No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have not entered into any employment or other contracts or arrangements with our executive officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no compensation arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Compensation of Directors

We have no formal plan for compensating our directors for their services as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of Organic Agricultural other than services ordinarily required of a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 16, 2018, we acquired the issued and outstanding capital stock of Organic Agricultural (Samoa) Co., Ltd, a privately held Limited Liability Company registered in Samoa (“Organic Agricultural Samoa”) in exchange for ten million (10,000,000) shares of our common stock issued to the prior shareholders of Organic Agricultural Samoa. Three of the shareholders of Organic Agricultural Samoa are now directors of Organic Agricultural: Shen Zhenai, who received 10,000 shares of Organic Agricultural in the share exchange, Xun Jianjun, who received 90,000 shares of Organic Agricultural in the share exchange, and Hao Shuping, who received 4,880,000 shares of Organic Agricultural.

There was no transaction during the past fiscal year nor any currently proposed transaction, in which the value exceeded $120,000, where it appears a related person had a material interest.

PLAN OF DISTRIBUTION

We are registering 5,182,736 shares of common stock for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling stockholders will offer and sell our common stock at a fixed price of $2.00 per share until our common stock is quoted on the OTCQB, at which time the selling stockholders may sell the common stock at prevailing market prices or in privately negotiated transactions. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	In the over-the-counter market;
●	In transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	Through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	An exchange distribution in accordance with the rules of the applicable exchange;
●	Privately negotiated transactions;
●	Short sales made after the date the Registration Statement is declared effective by the Commission;
●	Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	A combination of any such methods of sale; and
●	Any other method permitted pursuant to applicable law.

If the selling stockholders effect transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer, donate and pledge the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. See: “Shares Eligible for Future Resale: Rule 144” later in this prospectus.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the resale registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.

SELLING STOCKHOLDERS

This prospectus covers offers and sales of up to 5,182,736 shares of our common stock, which may be offered from time to time by the selling stockholder identified in this prospectus.

The table below identifies each selling stockholder and shows the number of shares of common stock beneficially owned by the selling stockholder before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that each such selling stockholder will sell all or any of its shares of common stock. We assume that all shares covered by this prospectus will be sold by each such selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder.

The following table sets forth the name of each selling stockholder, and, if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such stockholder before the offering, the amount being offered for the stockholder’s account, and the amount to be owned by such stockholder after completion of the offering.

Name of Selling Stockholder and Position, Office or Material Relationship with Organic Agricultural Company Limited	Common Shares owned by the Selling Stockholder	Percent beneficially owned before Offering	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Ma Naichang(1)	20,000	<1%	20,000	0	—
Zhao Shuguo(1)	40,000	<1%	40,000	0	—
Yang Lizhen(1)	20,000	<1%	20,000	0	—
Ma Liangtong(1)	20,000	<1%	20,000	0	—
Cao Shanshan(1)	20,000	<1%	20,000	0	—
Zhang Daoqing(1)	10,000	<1%	10,000	0	—
Ming Qianqian(1)	10,000	<1%	10,000	0	—
Li Xia(1)	20,000	<1%	20,000	0	—
Gao Haijun(1)	20,000	<1%	20,000	0	—
Li Chunyan(1)	60,000	<1%	60,000	0	—
Zhou Jian(1)	20,000	<1%	20,000	0	—
Liang Yumei(1)	20,000	<1%	20,000	0	—
Wang Lunqun(1)	40,000	<1%	40,000	0	—
Wen Daiqun(1)	20,000	<1%	20,000	0	—
Xie Cuili(1)	20,000	<1%	20,000	0	—
Yin Hongxia(1)	20,000	<1%	20,000	0	—
Wang Hong(1)	20,000	<1%	20,000	0	—
Shen Tong(1)	20,000	<1%	20,000	0	—
Li Aitao(1)	100,000	<1%	100,000	0	—
Zhang Lunsheng(1)	200,000	1.8%	200,000	0	—
Li Wei(1)	100,000	<1%	100,000	0	—
Xing Yan Hua(1)	470,000	4.2%	470,000	0	—
Xing Yan Peng(1)	30,000	<1%	30,000	0	—
Xing Yanhui (1)	61,000	<1%	61,000	0	—

Chen Wentong(1)	24,000	<1%	24,000	0	—
Huang Guotai(1)	15,000	<1%	15,000	0	—
Xu Wei(1)	600,000	5.4%	600,000	0	—
Sheng Min(1)	100,000	<1%	100,000	0	—
Yang Feng(1)	400,000	3.6%	400,000	0	—
Yu Jie(1)	300,000	2.7%	300,000	0	—
Fang Deyong(1)	300,000	2.7%	300,000	0	—
Zhang Zhen(1)	200,000	1.8%	200,000	0	—
Chen Dongmei(1)	200,000	1.8%	200,000	0	—
Li Yanrong(1)	100,000	<1%	100,000	0	—
Liu Yanmei(1)	100,000	<1%	100,000	0	—
Chen Mingrong(1)	100,000	<1%	100,000	0	—
Cheng Xiandong(1)	100,000	<1%	100,000	0	—
Yang Yuhuan(1)	200,000	1.8%	200,000	0	—
Zhengui Lou(2)	152,736	1.4%	152,736	0	—
Kexin Zhao(3)	50,000	<1%	50,000	0	—
Xiuxia Sun(3)	20,000	<1%	20,000	0	—
Xianliang Zong(3)	80,000	<1%	80,000	0	—
Xiuliang Li(3)	10,000	<1%	10,000	0	—
Qiu Wang(3)	10,000	<1%	10,000	0	—
Meichen Liu(3)	10,000	<1%	10,000	0	—
Tao Liu(3)	10,000	<1%	10,000	0	—
Liulian Yang(4)	10,000	<1%	10,000	0	—
Mulan Wu(4)	30,000	<1%	30,000	0	—
Mingrong Chen(4)	20,000	<1%	20,000	0	—
Hongmei Kuai(4)	20,000	<1%	20,000	0	—
Yanling Zhao(4)	25,000	<1%	25,000	0	—
Yuehua Liu(4)	10,000	<1%	10,000	0	—
Baozhen Wang (4)	35,000	<1%	35,000	0	—
Fang Wang(4)	10,000	<1%	10,000	0	—
Baoju Huang(4)	10,000	<1%	10,000	0	—
Liangtong Ma(4)	10,000	<1%	10,000	0	—
Yi Lin(4)	15,000	<1%	15,000	0	—
Kai Pan(4)	30,000	<1%	30,000	0	—
Haijun Gao(4)	15,000	<1%	15,000	0	—
Guobin Sun(4)	10,000	<1%	10,000	0	—
Yunxia Xiang(4)	10,000	<1%	10,000	0	—
Yanjin Shi(4)	5,000	<1%	5,000	0	—
Xia Li(4)	10,000	<1%	10,000	0	—
Xu Pan(4)	10,000	<1%	10,000	0	—
Xiaoping Shi(4)	10,000	<1%	10,000	0	—
Shukun Li(4)	10,000	<1%	10,000	0	—
Haifeng Mei(4)	20,000	<1%	20,000	0	—
Aiping Cai(4)	10,000	<1%	10,000	0	—
Bowei Zhang(4)	10,000	<1%	10,000	0	—
Shilai Xiao(4)	10,000	<1%	10,000	0	—
Jingyuan Ma(4)	10,000	<1%	10,000	0	—
Cheng He(4)	20,000	<1%	20,000	0	—
Jianhua Li(4)	10,000	<1%	10,000	0	—
Meixia Wang(4)	10,000	<1%	10,000	0	—
Changying Liu(4)	10,000	<1%	10,000	0	—
Lizhen Yang(4)	15,000	<1%	15,000	0	—
Qingling Zhang(4)	20,000	<1%	20,000	0	—

Yanhui Ma(4)	10,000	<1%	10,000	0	—
Guirong Liu(4)	10,000	<1%	10,000	0	—
Yan Zhang(4)	10,000	<1%	10,000	0	—
Lexin Zhang(4)	10,000	<1%	10,000	0	—
Lixia Cui(4)	10,000	<1%	10,000	0	—
Fengjun Meng(4)	5,000	<1%	5,000	0	—
Hongxia Yin(4)	10,000	<1%	10,000	0	—
Yumei Liang(4)	10,000	<1%	10,000	0	—
Jiuqiang Miao(4)	5,000	<1%	5,000	0	—
Qilin Liao(4)	10,000	<1%	10,000	0	—
Zhongsheng Li(4)	5,000	<1%	5,000	0	—
Yajing Wei(4)	10,000	<1%	10,000	0	—
Jianye Huang(4)	5,000	<1%	5,000	0	—
Aiying Fang(4)	5,000	<1%	5,000	0	—
Defang Wei(4)	5,000	<1%	5,000	0	—
Shanshan Cao(4)	5,000	<1%	5,000	0	—
Jian Li(4)	10,000	<1%	10,000	0	—
Guirong Yang(4)	5,000	<1%	5,000	0	—
Yuhong Liang(4)	5,000	<1%	5,000	0	—
Yingyu Zhou(4)	5,000	<1%	5,000	0	—
Nannan Xu(4)	5,000	<1%	5,000	0	—
Yumeng Mi(4)	10,000	<1%	10,000	0	—
Shujian Chang(4)	5,000	<1%	5,000	0	—
Baoling Yang(4)	10,000	<1%	10,000	0	—
Yonglin Liu(5)	5,000	<1%	5,000	0	—
Xu Wan(5)	5,000	<1%	5,000	0	—
Xiaoqiang Huang(5)	5,000	<1%	5,000	0	—
Jinxiang Wang(5)	5,000	<1%	5,000	0	—
Liqun Dai(5)	5,000	<1%	5,000	0	—
Limin Zhang(5)	5,000	<1%	5,000	0	—
Shiyun Zhang(5)	10,000	<1%	10,000	0	—
Xiangyuan Liu(5)	10,000	<1%	10,000	0	—
Shufeng Liu(5)	5,000	<1%	5,000	0	—
Jinying Fu(5)	5,000	<1%	5,000	0	—
Yuji Liu(5)	5,000	<1%	5,000	0	—
Huailian Liu(5)	5,000	<1%	5,000	0	—
Xuexing Yu(5)	5,000	<1%	5,000	0	—
Yuai Zhao(5)	5,000	<1%	5,000	0	—
Haiyan Sun(5)	5,000	<1%	5,000	0	—
Zhongzhi Ba(5)	5,000	<1%	5,000	0	—
Total	5,182,736		5,182,736		—

(1)	These 39 shareholders received the shares offered by them in this prospectus on May 16, 2018 as parties to the share exchange between the Company and the shareholders of Organic Agricultural (Samoa).

(2)	This shareholder received the shares offered by him in this prospectus in June 2018 as trustee for the 15 minority shareholders of Lvxin. The shares were issued in partial compensation for the transfer of 51% of the equity interest in Lvxin to Hao Shuping, who subsequently transferred the interest to a subsidiary of the Company.

(3)	These shareholders were granted the shares offered by them in this prospectus in June 2018 by the Company’s Board of Directors as compensation for their services as employees of either Tianci Liangtian (Kevin Zhao, Xianliang Zong, Qiu Wang, Meichen Liu, Tao Liu) or Yuxinqi (Xiuxia Sun, Xiuliang Li).

(4)	These shareholders purchased the shares offered by them in this prospectus from the Company during May or June of 2018 for a price of US$1.00 per share.

(5)	These shareholders purchased the shares offered by them in this prospectus from the Company during June or July of 2018 for a price of US$1.30 per share.

Except as set forth above, the selling stockholder has not held any position or office with us or any of our affiliates, nor has had any other material relationship (other than as a purchaser of securities) with us or any of our affiliates or predecessors within the past three years. Furthermore, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock for (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (2) each of our executive officers; (3) each of our directors; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The address for each person listed in the table is c/o Organic Agricultural, 6th Floor A, Chuangxin Yilu, No. 2305, Technology Chuangxincheng, Gaoxin Jishu Chanye Technology Development District, Harbin City. Heilongjiang Province. China 150090.

The percentage ownership information shown in the table below is calculated based on 11,162,736 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Beneficial Owner	Amount and Nature of Beneficial Ownership	(1)	Percentage of Class
Shen Zhenai	100,000		0.9%
Xun Jianjun	900,000		8.1%
Cao Yongmei	100,000		0.9%
Hao Shuping	4,880,000		43.7%
All officers and directors as a group (4 persons)	5,980,000		53.6%
Xu Wei	600,000		5.4%

(1) Ownership is of record and beneficial, unless otherwise indicated.

We are not aware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by security holders under the Securities Act. None of our stockholders are entitled to registration rights.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 74,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock:

●	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

●	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●	Do not have pre-emptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights; and

●	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “pari passu,” each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. A simple majority vote by our shareholders is required to take action.

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Nevada for a more complete description of the rights of holders of our securities.

As of the date of this prospectus, there were 11,162,736 shares of the Company’s common stock issued and outstanding held by 113 shareholders.

Blank Check Preferred Stock

Our Articles of Incorporation gives the Board of Directors authority to issue 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Among the rights and preferences that the Board may assign to the preferred stock are dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any shares of preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Options, Warrants and Rights

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Transfer Agent

The stock transfer agent for our securities is VStock Transfer, LLC, 77 Spruce Street, Suite 201Cedarhurst, NY 11516. Its telephone number is (212) 828-8436.

Nevada Anti-Takeover Statute

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (the “NRS”), generally prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder or (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder. After the expiration of two years after the person becomes an interested stockholder, a Nevada corporation subject to the statue may not engage in a combination with an interested stockholder unless:

●	either (a) or (b) above are satisfied;

●	the combination is approved after expiration of such two-year period by a majority of the voting power held by disinterred stockholders; or

●	the consideration to be paid in the combination is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher or (ii) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

SHARES ELIGIBLE FOR FUTURE RESALE

As of the date of this prospectus, we have outstanding an aggregate of 11,162,736 shares of our common stock. Of these shares, the 5,182,736 shares covered by this prospectus may be transferred without restriction or further registration under the Securities Act by use of this prospectus.

The remaining 5,980,000 shares restricted shares of common stock are owned by our executive officers and directors and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

EXPERTS

The consolidated financial statements of our company for the years ended March 31, 2018 and 2017 that are included in this prospectus and in the registration statement have been audited by TAAD LLP, independent registered public accountants, to the extent and for the periods set forth in its report. The financial statements are included in this prospectus in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

LEGAL MATTERS

Our counsel, Robert Brantl, Esq., 52 Mulligan Lane, Irvington, NY 10533, has issued an opinion about certain legal matters with respect to the securities.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains the registration statement as well as reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

TABLE OF CONTENTS

Page

Years Ended March 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm	F -2

Organic Agricultural Company Limited and Subsidiaries - Consolidated Balance Sheets as of March 31, 2018 and 2017	F -3

Organic Agricultural Company Limited and Subsidiaries -Consolidated Statements of Operations and Comprehensive Income for the years ended March 31, 2018 and 2017	F -4

Organic Agricultural Company Limited and Subsidiaries -Consolidated Statement of Changes in Shareholders’ Equity for the years ended March 31, 2018 and 2017	F -5

Organic Agricultural Company Limited and Subsidiaries -Consolidated Statements of Cash Flows for the years ended March 31, 2018 and 2017	F- 6

Organic Agricultural Company Limited and Subsidiaries - Notes to Consolidated Financial Statements	F -7

Three Month Periods Ended June 30, 2018 and 2017

Organic Agricultural Company Limited and Subsidiaries - Consolidated Balance Sheets as of June 30, 2018 (unaudited) and March 31, 2018	F -20

Organic Agricultural Company Limited and Subsidiaries –Unaudited Consolidated Statements of Operations and Comprehensive Income for three months ended June 30, 2018 and 2017	F -21

Organic Agricultural Company Limited and Subsidiaries –Unaudited Consolidated Statements of Cash Flows for three months ended June 30, 2018 and 2017	F- 22

Organic Agricultural Company Limited and Subsidiaries - Notes to Unaudited Consolidated Financial Statements	F -23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of

Organic Agricultural Company Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Organic Agricultural Company Limited and subsidiaries (the “Company”) as of March 31, 2018 and 2017, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement, whether due to error fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ TAAD LLP

We have served as the Company’s auditor since 2018

Diamond Bar, California

August 13, 2018

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2018 AND 2017

(EXPRESSED IN US DOLLARS)

	As of March 31,
	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$458,690	$38
Inventories	821,211	648,390
Other receivables	3,184	—
Prepayments and deferred expenses	526,100	463,205
Total current assets	1,809,185	1,111,633
Total assets	$1,809,185	$1,111,633

Liabilities and shareholders’ equity
Current Liabilities:
Accounts payable and accrued expenses	$72,951	$—
Customer deposits	31,844	—
Due to related parties	571,650	692,747
Advancement for shares to be issued	425,749	—
Total current liabilities	1,102,194	692,747
Total liabilities	$1,102,194	$692,747

Shareholders’ equity
Common stock; $0.001 par value, 74,000,000 shares authorized; 10,000,000 and 10,000,000 issued and outstanding at March 31, 2018 and 2017, respectively	10,000	10,000
Additional Paid-in capital	1,066,983	634,378
Retained earnings	(374,238)	(327,556)
Other comprehensive income	37,072	(11,967)
Total shareholders’ equity of the Company	739,817	304,855
Non-controlling interest	(32,826)	114,031
Total shareholders’ equity	706,991	418,886
Total liabilities and shareholders’ equity	$1,809,185	$1,111,633

The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(EXPRESSED IN US DOLLARS)

	For The Years Ended March 31,
	2018	2017

Revenue	$378,899	$488,172
Cost of Sales	225,143	263,482
Gross Profit	153,756	224,690

Operating costs and expenses:
Salaries and benefits	13,935	1,189
Office supplies	22,092	5,227
Rentals and leases	14,587	—
Interest expense	24,960	35,308
Professional fees	63,000	—
Total operating costs and expenses	138,574	41,724
Operating income	15,182	182,966
Other income	133	7,430
Income before provision for income taxes	15,315	190,396
Provision for income taxes	—	—
Net income	15,315	190,396
Less: net income attributable to non-controlling interests	61,997	93,294
Net income (loss) attributable to the Company	$(46,682)	$97,102
Other comprehensive income:

Foreign currency translation adjustment attributable to non-controlling interests	49,426	(11,497)
Foreign currency translation adjustment attributable to the Company	49,039	(11,967)
Comprehensive income	$113,780	$166,932
Less: Comprehensive income attributable to non-controlling interests	111,423	81,797
Comprehensive income attributable to the Company	$2,357	$85,135
Basic and diluted earnings per share	$(0.00)	$0.01
Weighted average number of shares outstanding	10,000,000	10,000,000

The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(AMOUNTS IN USD, EXCEPT SHARES)

	Common stock
	Quantity	Amount	Retained Earnings	Other comprehensive Income	Additional paid-in capital	Total Shareholders ‘Equity	Non-controlling interest	Total Shareholders ‘Equity and NCI
Balance at March 31, 2016	—	—	—	—	—		65,784	65,784
Reorganization	—	—	(424,658)	—	—	(424,658)	(33,550)	(458,208)
Net income	—	—	97,102	—	—	97,102	93,294	190,396
Shares issued	10,000,000	10,000	—	—	—	10,000	—	10,000
Foreign currency translation adjustment	—	—	—	(11,967)		(11,967)	(11,497)	(23,464)
Shareholders contribution	—	—	—	—	634,378	634,378	—	634,378
Balance at March 31, 2017	10,000,000	10,000	(327,556)	(11,967)	634,378	304,855	114,031	418,886
Net income(loss)	—	—	(46,682)	—	—	(46,682)	61,997	15,315
Foreign currency translation adjustment	—	—	—	49,039	—	49,039	49,426	98,465
Distribution to minority shareholders	—	—	—	—	—	—	(258,280)	(258,280)
Shareholders contribution	—	—	—	—	432,605	432,605	—	432,605
Balance at March 31, 2018	10,000,000	10,000	(374,238)	37,072	1,066,983	739,817	(32,826)	706,991

The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(EXPRESSED IN US DOLLARS)

	For the Years Ended March 31,
	2018	2017
Cash Flows from Operating Activities
Net income	$15,315	190,395
Changes in operating assets and liabilities:
Prepayments and deferred expenses	(16,936)	29,456
Inventories	(104,060)	5,286
Other receivables	(3,018)	—
Accounts payable and accrued expenses	72,431	—
Customer deposits	30,180	—
Due to related parties	178,313	(225,136)
Net cash provided by operating activities	172,225	1

Cash Flows from Financing Activities
Proceeds from related party loans	117,236	—
Advancement for shares to be issued	403,507	—
Distribution to minority shareholders	(258,280)	—
Net cash provided by financing activities	262,463	—

Effect of exchange rate fluctuation on cash and cash equivalents	23,964	(3)
Net increase(decrease) in cash and cash equivalents	458,652	(2)

Cash and cash equivalents, beginning of year	38	40
Cash and cash equivalents, ending of year	$458,690	38

Supplemental disclosure of cash flow information
Cash paid for income taxes	$—	$—
Cash paid for interest expense	24,960	35,308
Non-cash Reorganization	—	458,208
Non-cash share exchange	—	10,000
Non-cash shareholders contribution	$432,605	634,378

The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organic Agricultural Company Limited (“Organic Agricultural”, the “Company”, “we” or “us”) was incorporated in the State of Nevada on April 17, 2018.

The Company, through its operating subsidiaries with headquarters in Harbin, China, sells paddy and selenium-enriched paddy agricultural products. The Company’s subsidiaries include:

●	Organic Agricultural (Samoa) Co., Ltd. (“Organic Agricultural Samoa”), a privately held limited company registered in Samoa on December 15, 2017. Organic Agricultural Samoa owns all of the outstanding shares of capital stock of Organic Agricultural Company Limited (Hong Kong).

●	Organic Agricultural Company Limited (Hong Kong) (“Organic Agricultural HK”), which was established on December 6, 2017 under the laws of Hong Kong. Organic Agricultural HK owns all of the registered equity of Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited.

●	Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited. (“Tianci Liangtian”), a privately held Limited Company registered in Heilongjiang, China on November 2, 2017. Tianci Liangtian owns:

●	all of the registered equity of Heilongjiang Yuxinqi Agricultural Technology Development Company Limited (“Yuxinqi”), which was incorporated in Heilongjiang, China on February 5, 2018. Yuxinqi sells agricultural products, including paddy and other crops, to customers worldwide.

●	51% of the registered equity of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative (“Lvxin”), a company registered in China on February 9, 2012. Lvxin is an integrated agricultural company providing self-planting paddy, manufacturing, sales and services to its customers.

Reorganization

On May 16, 2018, the Company completed a corporate reorganization to combine several controlled entities (now referred to as the “subsidiaries”) into Organic Agricultural. The specific transactions related to this reorganization are as follows:

On March 31, 2017, Hao Shuping and the shareholders of Lvxin signed an Equity Transfer Agreement, whereby shareholders of Lvxin transferred 51% of the controlling interest in Lvxin to Hao Shuping. Hao Shuping agreed to pay the Lvxin shareholders CNY2,029,586 (US$305,472) in cash and cause the company that would become Organic Agricultural to issue to them 152,736 shares (valued at US$152,736). Hao Shuping and the shareholders of Lvxin also signed an irrevocable supplemental agreement that gave Hao Shuping voting and managerial control over Lvxin. By June 22, 2018, Tianci Liangtian paid off all consideration to Lvxin’s former shareholders.

On January 1, 2018, pursuant to the Equity Transfer Agreement between Hao Shuping and Tianci Liangtian, Hao Shuping transferred his 51% controlling interest in Lvxin to Tianci Liangtian. As control of both entities resided with Hao Shuping, we have accounted for the combination of Lvxin with Tianci Liangtian as a transaction between entities under common control.

●	On January 8, 2018, the shareholders of Tianci Liangtian transferred ownership of Tianci Liangtian to Organic Agricultural HK, which is wholly owned by Organic Agricultural (Samoa) Co., Ltd. (“Organic Agricultural Samoa”), a privately held limited company registered in Samoa on December 6, 2017.

●	On May 16, 2018, the Company issued 10,000,000 shares of its common stock, par value $0.001 to the shareholders of Organic Agricultural Samoa, in exchange for 100% of the outstanding shares of Organic Agricultural Samoa (the “Share Exchange”).

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION (Continued)

Reorganization (Continued)

As a result of the Share Exchange, Hao Shuping acquired 48.8% of the Company’s outstanding shares. Prior to the Share Exchange, Hao Shuping controlled Lvxin and Tianci Liangtian. Therefore, the Share Exchange was accounted for as a business combination of entities under common control in accordance to ASC 805-50-30-5. Accordingly, the assets and liabilities of the Company and its subsidiaries are presented at the their carrying values at the date of the transaction; the Company’s historical stockholders’ equity was retroactively restated to the first period presented, as the acquisition of Organic Agricultural Samoa, Organic Agricultural HK, Tianci Liangtian and Lvxin was treated as a business combination of entities under common control.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements are expressed in U.S. Dollars and are presented in accordance with the United States Generally Accepted Accounting Principles (“U.S. GAAP”). The Company’s fiscal year end is March 31.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of these subsidiaries.

The Company’s subsidiaries are listed as follows:

Name	Place of Incorporation	Attributable equity interest %	Authorized capital
Organic Agricultural (Samoa) Co., Ltd.	Samoa	100	USD 1,000,000
Organic Agricultural Company Limited	Hong Kong	100	HKD 10,000
Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited	China	100	0
Heilongjiang Yuxinqi Agricultural Technology Development Company Limited	China	100	0
Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative	China	51	0

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates. One significant item subject to such estimates and assumptions is inventory valuation allowances. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

Cash and cash equivalents

Cash consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturity of three months or less are classified as cash and cash equivalents. Cash equivalents approximate or equal fair value due to their short-term nature. The Company’s cash and cash equivalents consist of cash on hand and cash in bank, as of March 31, 2018 and 2017, the cash on hand and cash in bank were $458,690 and $38, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 605, “Revenue Recognition”, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.

During the years ended March 31, 2018 and 2017, revenue from one customer represented 100% of the Company’s aggregate revenue.

Fair Value Measurement

The Company applies the provisions of ASC Subtopic 820, Fair Value Measurements (“ASC 820”), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that is observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements for the years ended March 31, 2018 and 2017.

Financial assets and liabilities of the Company primarily comprise of cash, prepayment & deferred expenses, inventories, other receivable, accounts payable and accrued liabilities, deposits received, payroll payable, due to related party and advancement for shares to be issued. As at March 31, 2018 and 2017, the carrying values of these financial instruments approximated to their fair values due to the short-term maturity of these instruments.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Chinese Renminbi (“RMB’), except the functional currency of Organic Agricultural HK is the Hong Kong Dollar (“HKD”), and the functional currency of Organic Agricultural Samoa and Organic Agricultural is the United States dollar (“US Dollars” or “$”). The reporting currency of these consolidated financial statements is in US Dollars.

The financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

The exchange rates used for foreign currency translation are as follows:

		For the Years Ended March 31,
		2018	2017
		(USD to RMB/USD to HKD)	(USD to RMB)
Assets and liabilities	period end exchange rate	6.2807/7.8491	6.8912
Revenue and expenses	period weighted average	6.6269/7.8091	6.7304
Capital related	historical rate	December 6, 2017 USD to HKD 7.8135

Income taxes

The Company adopts FASB ASC Topic 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Under ASC 740-10-40, previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or deferred tax asset valuation allowance.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

As a result of the implementation of ASC 740-10, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48 (ASC 740-10). The Company recognized no material adjustments to liabilities or shareholder’s equity as a result of the implementation.

Lvxin products sales and services have been exempt from enterprise income tax, according to the “PRC Income Tax Law” Article 27 (1)”, income from agricultural, forestry, animal husbandry and fisheries Industry shall be exempt from business tax.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stock using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Segment Information and Geographic Data

The Company is operating in one segment in accordance with the accounting guidance FASB ASC Topic 280, Segment Reporting. The company’s revenues are from customers in People’s Republic of China (“PRC”). All assets of the Company are located in the PRC.

Concentration of Credit Risk

The Company maintains cash balances in four banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear a risk if any of these banks become insolvent. As of March 31, 2018, and 2017, the Company’s uninsured cash balances were approximately $458,690 and $38, respectively.

The following tables show significant concentrations in our revenues for the periods indicated:

Percentage of Revenue:

	Years Ended March 31,
	2018	2017
National Treasury	100%	100%

For the years ended March 31, 2018 and 2017, the Company has sales of $378,899 (100% of total revenue) and $488,172 (100% of total revenue) respectively to the National Treasury maintained by the State Administration for Grain.

As of March 31, 2018, the Company has customer deposits of $31,844 from one customer representing 100% of total customer deposits.

As of March 31, 2018, and 2017, the Company has prepayments & deferred expenses of $128,293 and $102,062, respectively, to one vendor, representing 24% and 22%, respectively, of prepayments & deferred expenses. During the years ended March 31, 2018 and 2017, the Company’s purchases from this vendor total $177,318 and $154,987, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently accounting pronouncements

The FASB issued an ASU that helps organizations address certain stranded income tax effects in accumulated other comprehensive income (AOCI) resulting from the Tax Cuts and Jobs Act.

ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, provides financial statement preparers with an option to reclassify stranded tax effects within AOCI to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded.

The ASU requires financial statement preparers to disclose:

A description of the accounting policy for releasing income tax effects from AOCI; Whether they elect to reclassify the stranded income tax effects from the Tax Cuts and Jobs Act; and Information about the other income tax effects that are reclassified.

The amendments affect any organization that is required to apply the provisions of Topic 220, Income Statement—Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP.

The amendments are effective for all organizations for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Organizations should apply the proposed amendments either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). ASU 2018-02 was issued as a result of the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”) on December 22, 2017. Accounting guidance required deferred tax items to be revalued based on the new tax laws (the most significant of which reduced the corporate tax rate to 21% percent from 34% percent) and to include the change in income from continuing operations. ASU 2018-02 is effective for annual and interim reporting periods beginning after December 15, 2018.

In July 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815). The update changes the classification of certain equity-linked financial instruments (or embedded features) with down round features. The update also clarifies existing disclosure requirements for equity-classified instruments. The update is effective retrospectively for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted for all companies in any interim or annual period.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation: (Topic 718): Scope of Modification Accounting. ASU 2017-09 provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This pronouncement is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. We expect to adopt the new standard using the full retrospective application, and we do not believe the adoption will have a significant impact on our recognition of net revenues or related disclosures for any period.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805) - Clarifying the Definition of a Business (“ASU 2017-01”). The ASU clarifies the definition of business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 will be effective for the Company’s fiscal year beginning April 1, 2018 and subsequent interim periods with prospective application with impacts on the Company’s consolidated financial statements that may vary depending on each specific acquisition. Early adoption is conditionally permitted.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, restricted cash and restricted cash equivalents. Therefore, amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company elected to early adopt ASU 2016-18 for the reporting period ending March 31, 2018. As a result of adoption of ASU 2016-18, the Company no longer presents the changes within restricted cash in the consolidated statements of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes – Intra-Entity Transfers of Assets Other Than Inventory (“ASU 2016-16”). The standard is intended to address diversity in practice and complexity in financial reporting, particularly for intra-entity transfers of intellectual property. ASU 2016-16 will be effective for the Company beginning with the interim periods of fiscal 2019 and requires the modified retrospective method of adoption. Early adoption is permitted. The Company has evaluated the impact of ASU 2016-16 on its consolidated financial statements. The adoption of ASU 2016-16 is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendment in this update affects entities with transactions included within the scope of Topic 606, The scope of that Topic includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, the amendments in ASU 2016-10 provide more detailed guidance, including additional implementation guidance and examples in the following key areas: 1) identifying performance obligations and 2) licenses of intellectual property. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”). The amendments do not change the core principles of the standard, but clarify the guidance on assessing collectability, presenting sales taxes, measuring noncash consideration and certain transition matters. This update becomes effective concurrently with ASU No. 2014-09. The Company adopted ASU 2016-12 effective April 1, 2018. The impact on our consolidated financial statements and related disclosures was not material.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Liabilities (“ASU 2016-01”). ASU 2016-01 amends the guidance in US GAAP on classification, measurement and disclosure of financial instruments. It revises an entity’s accounting related to: 1) classification and measurement of investments in equity securities; 2) presentation of certain fair value changes for financial liabilities measured at fair value; and, 3) amends disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for years beginning after December 15, 2017 and early adoption is permitted. The adoption of ASU 2016-01 is not expected to have a material effect on the Company’s consolidated financial statements.

We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3. PREPAYMENTS AND DEFERRED EXPENSES

Prepayments are reported in prepayments and deferred expenses on the consolidated balance sheets. Deferred expenses include prepaid paddy planting land rent and Tianci Liangtian office rent. As of March 31, 2018, and 2017, prepayments and deferred expenses were $526,100 and $463,205, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 4. INVENTORIES

Inventories are generally kept for a short period of time. The significant components of inventories are growing costs and harvesting costs.

Growing costs, also referred to as cultural costs, consist of cultivation, fertilization and soil amendments, pest control and irrigation. Harvest costs are comprised of labor and equipment expenses incurred to harvest and deliver crops to the packinghouses.

Paddy is grown in Lvxin’s planting base. This crop has distinct growing, harvest, and selling periods, each of which lasts approximately four to six months. During the growing period, cultural costs are capitalized, as they are associated with benefiting and preparing the crops for the harvest and selling period. During the harvest and selling period, harvest costs and cultural costs are expensed when incurred and capitalized cultural costs are amortized as components of agribusiness costs and expenses.

Most cultural costs, including amortization of capitalized cultural costs and certain other costs, such as indirect labor including farm supervision and management and irrigation that benefit multiple crops are allocated to crops on a per-kilogram basis.

The cost of inventory includes all relevant expenditures incurred before and during the entire cultivation period and after harvesting, mainly including seed, fertilizer and other production materials, land rent, labor, and other related costs.

At March 31, 2018 and 2017, inventories consisted of the following:

	March 31
	2018	2017
Growing cost	$633,607	$648,390
Selenium enriched paddy	187,604	—
	$821,211	$648,390

NOTE 5. INCOME TAX

A reconciliation of income before income taxes for domestic and foreign locations for the years ended March 31, 2018, and 2017 is as follows:

	2018	2017
United States	$—	$—
Foreign	—	—
Income before income taxes	$—	$—

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate was as follows:

	March 31	March 31
	2018	2017
U.S. federal statutory income tax rate	34%	34%
Lower rates in PRC, net	0%	0%
Effects of tax basis differences	(34)%	(34)%
The Company’s effective tax rate	(0)%	(0)%

The Company did not recognize deferred taxes since it is not likely to realize such deferred taxes. The deferred tax would only apply to the Company in the U.S., as the Company’s current operations in China are not subject to income tax.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 5. INCOME TAX (Continued)

The Company is subject to examination by the Internal Revenue Service (IRS) in the United States as well as by the taxing authorities in China, where the firm has significant business operations. The tax years under examination vary by jurisdiction. The table below presents the earliest tax years that remain subject to examination by major jurisdiction.

U.S. Federal	March 31, 2018
China	March 31, 2018

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

United States

Organic Agricultural Company Limited is subject to the United States tax law at tax rate of 34%. At March 31, 2018, the Company’s unremitted foreign earnings of its PRC subsidiaries totaled approximately $0.21 million and the Company held approximately $0.46 million of cash and cash equivalents in the PRC. These unremitted earnings are planned to be reinvested indefinitely into the operations of the Company in the PRC. While repatriation of cash held in the PRC may be restricted by local PRC laws, most of the Company’s foreign cash balances could be repatriated to the United States but, under current U.S. income tax laws, would be subject to U.S. federal income taxes less applicable foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability on the unremitted earnings is not practicable because of the complexities associated with this hypothetical calculation, and as the Company does not plan to repatriate any cash in the PRC to the United States during the foreseeable future, no deferred tax liability has been accrued.

Samoa

Organic Agricultural (Samoa) Co., Ltd was incorporated in Samoa and, under the current laws of Samoa, it is not subject to income tax.

China

Tianci Liantian and Yuxinqi are subject to a 25% standard enterprise income tax in the PRC. Income tax was nil at March 31, 2018 and 2017.

Lvxin products sales and services have been exempt from enterprise income tax, according to the “PRC Income Tax Law” Article 27 (1), which states that income from agricultural, forestry, animal husbandry and fisheries Industry shall be exempt from business income tax.

NOTE 6. ADVANCEMENT FOR SHARES TO BE ISSUED

Advancement for shares to be issued consisted of the following as of the periods indicated:

	March 31
	2018	2017
Advancement for shares to be issued	$425,749	$—
	$425,749	$—

As of March 31, 2018 and 2017, the Company had a balance of advancement for shares to be issued of $425,749 and nil, respectively. This amount was prepaid to Tianci Liangtian by certain individuals in anticipation of the formation of Organic Agricultural Company Limited and was reclassified as a capital contribution to the Company after Organic Agricultural Company Limited was organized in April 2018 and entered into Subscription Agreements with those individuals.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 7. RELATED PARTY TRANSACTIONS

Amount due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	March 31
	2018	2017
Hao Shuping	$112,690	$37,765
Shen Zhenai	752	—
15 shareholders of Lvxin	458,208	654,982
	$571,560	$692,747

Hao Shuping is the main shareholder of the Company, and Shen Zhenai is the President, Chairman of the Board, director and shareholder of the Company. The debt represents temporary borrowings for operating costs between the Company and management. The debt was non-interest bearing and due on demand.

As of March 31, 2018, the Company has a balance due to 15 shareholders of Lvxin of $458,208. The balance was paid off on the date of June 22, 2018, that was the consideration of the shareholders of Lvxin transferred their 51% interest to Tianci Liangtian.

As of March 31, 2017, the Company has a balance due to 15 shareholders of Lvxin of $654,982. It represents advances for expenses paid to suppliers by 15 shareholders. The balance was non-interest bearing and due on demand.

As of March 31, 2018 and 2017, the 15 shareholders of Lvxin and the Company mutually agreed to release payable to the 15 shareholders of Lvxin of $432,605 and $634,378 and treated as shareholders contribution respectively.

As of March 31, 2018 and 2017, the Company provided $258,280 and $0 as distribution to the 15 shareholders of Lvxin respectively.

NOTE 8. CONTINGENCIES AND COMMITMENT

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company was not subject to any material loss contingency as of March 31, 2018 and 2017.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 8. CONTINGENCIES AND COMMITMENT(Continued)

Commitments

In November 2017, Tianci Liangtian leased a new office space under operating lease agreements for its office space (approximately 666 square feet). Under the terms of the lease, the period between November 20, 2017 to December 5, 2017 is a rent-free period. Tianci Liangtian paid approximately $1,592 in lease deposits and is committed to make annual lease payments. The Company recorded rent expense of $14,587 for the year ended March 31, 2018. As of March 31, 2018, the Company recorded prepayments & deferred expenses of $29,174.

The Company leases 497 hectares of cultivated land for cultivating pursuant to more than 300 lease agreements with individual farmers. Some of the leases are paid annually, some of the leases are paid in advance for periods from 12 to 22 years.

As of March 31, 2018, the company had made $367,025 prepayment for cultivated land leasing. Future annual minimum lease payments for non-cancellable operating leases are as follows:

Year ending March 31	Amount $
2019	407,597
2020	440,262
2021	390,903
2022	307,140
2023	219,885
thereafter	1,095,052
Total	2,860,839

NOTE 9. BASIC AND DILUTED EARNINGS PER SHARE

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares comprise shares issuable upon the exercise of share-based awards, using the treasury stock method. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations is shown as follows:

	The Years Ended March 31,
	2018	2017
Numerator:
Net income (loss) available to common stockholders	$(46,682)	97,102
Denominator:
Basic and diluted weighted-average number of shares outstanding	10,000,000	10,000,000
Net income per share:
Basic and diluted	$(0.00)	0.01

NOTE 10. NON-CONTROLLING INTERESTS

Lvxin is the Company’s majority-owned subsidiary which is consolidated in the Company’s financial statements with a non-controlling interest (NCI) recognized. The Company holds 51% interest of Lvxin as of March 31, 2018 and 2017.

As of March 31, 2018, and 2017, NCI in the consolidated balance sheet was $(32,826) and $114,031, respectively. For the year ended March 31, 2018, the comprehensive income attributable to shareholders’ equity and NCI was $111,423 and $2,357, respectively. For the year ended March 31, 2017, the comprehensive income attributable to shareholders’ equity and NCIs was $81,797 and $85,135, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 11. SUBSEQUENT EVENTS

On April 17, 2018, the Company was incorporated in the State of Nevada.

On May 16, 2018, the Company issued a total of 10,000,000 shares of its common stock, par value $0.001 (the Organic Agricultural shares) to the shareholders of Organic Agricultural Samoa, a company which was incorporated in Samoa on December 15, 2017, in exchange for 100% of Organic Agricultural Samoa shares owned by the shareholders.

As of June 13, 2018, employee compensation of 290,000 shares of the Organic Agricultural was paid by the Company to 8 employees of Tianci Liangtian and Yuxinqi.

By June 22, 2018, Tianci Liangtian has satisfied the obligation incurred by Hao Shuping in exchange for the 51% interest in Lvxin: total cash consideration of $305,472 (CNY2,029,586) and issuance to Lvxin’s minority shareholders of 152,736 common shares (valued at $152,736).

From May 17, 2018 to August 13, 2018, there were 720,000 shares of the Company’s common stock issued and outstanding held by 71 shareholders for US$754,500.

As of August 13, 2018, there were 11,162,736 shares of the Company’s common stock issued and outstanding held by 113 shareholders.

 TABLE OF CONTENTS

Page

Organic Agricultural Company Limited and Subsidiaries - Consolidated Balance Sheets as of June 30, 2018 (unaudited) and March 31, 2018	F -20

Organic Agricultural Company Limited and Subsidiaries – Unaudited Consolidated Statements of Operations and Comprehensive Income for three months ended June 30, 2018 and 2017	F -21

Organic Agricultural Company Limited and Subsidiaries –Unaudited Consolidated Statements of Cash Flows for three months ended June 30, 2018 and 2017	F- 22

Organic Agricultural Company Limited and Subsidiaries - Notes to Unaudited Consolidated Financial Statements	F -23

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2018 AND MARCH 31, 2018

(EXPRESSED IN US DOLLARS)

	June 30,	March 31,
	2018 (Unaudited)	2018

Assets
Current Assets:
Cash and cash equivalents	$177,734	$458,690
Due from related parties	45,311	—
Inventories	1,075,722	821,211
Other receivables	14,771	3,184
Prepayments and deferred expenses	408,843	526,100
Total current assets	1,722,381	1,809,185
Property and Equipment, net	4,411	—
Total assets	$1,726,792	$1,809,185

Liabilities and shareholders’ equity
Current Liabilities:
Accounts payable and accrued expenses	$29,523	$72,951
Customer deposits	63,446	31,844
Due to related parties	237,075	571,650
Advancement for shares to be issued	—	425,749
Total current liabilities	330,044	1,102,194
Total liabilities	$330,044	$1,102,194

Shareholders’ equity
Common stock; $0.001 par value, 74,000,000 shares authorized; 11,162,736 and 10,000,000 issued and outstanding at June 30, 2018 and March 31, 2018, respectively	11,163	10,000
Additional Paid-in capital	2,350,056	1,066,983
Retained earnings	(921,593)	(374,238)
Other comprehensive income	23,282	37,072
Total shareholders’ equity of the Company	1,462,908	739,817
Non-controlling interest	(66,160)	(32,826)
Total shareholders’ equity	1,396,748	706,991
Total liabilities and shareholders’ equity	$1,726,792	$1,809,185

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THREE MONTHS ENDED JUNE 30, 2018 AND 2017

(EXPRESSED IN US DOLLARS)

	For Three Months Ended June 30,
	2018 (Unaudited)	2017 (Unaudited)

Revenue	$—	$—
Cost of Sales	—	—
Gross Profit	—	—

Operating costs and expenses:
Salaries and benefits	424,029	—
Office supplies	67,289	—
Rentals and leases	12,622	—
Professional fees	9,947	—
Advertising and promotion expenses	34,609	—
Total operating costs and expenses	548,496	—
Operating loss	(548,496)	—
Other income	3	—
Loss before provision for income taxes	(548,493)	—
Provision for income taxes	—	—
Net loss	(548,493)	—
Less: net loss attributable to non-controlling interests	(1,138)	—
Net loss attributable to the Company	$(547,355)	$—
Other comprehensive loss:

Foreign currency translation adjustment attributable to non-controlling interests	(32,196)	—
Foreign currency translation adjustment attributable to the Company	(13,790)	—
Comprehensive loss	$(594,479)	$—
Less: Comprehensive loss attributable to non-controlling interests	(33,334)	—
Comprehensive loss attributable to the Company	$(561,145)	$—
Basic and diluted earnings per share	$(0.05)	$—
Weighted average number of shares outstanding	10,413,366	10,000,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THREE MONTHS ENDED JUNE 30, 2018 AND 2017

(EXPRESSED IN US DOLLARS)

	For three Months Ended June 30,
	2018 (Unaudited)	2017 (Unaudited)
Cash Flows from Operating Activities
Net loss	$(548,493)	—
Adjustments to reconcile net income to net cash used in operating activities:
Share based compensation	377,000	—
Changes in operating assets and liabilities:
Prepayments and deferred expenses	93,925	102,505
Due from related parties	37,376	—
Inventories	(308,655)	(238,785)
Other receivables	(12,194)	—
Accounts payable and accrued expenses	(42,875)	—
Customer deposits	34,494	—
Due to related parties	(19,088)	136,280
Net cash used in operating activities	(388,510)	—

Cash Flows from Investing Activities
Purchases of fixed assets	(4,578)	—
Pay for cash consideration to LvXin original shareholders	(239,826)	—
Net cash used in Investing activities	(244,404)	—

Cash Flows from Financing Activities
Proceed from sale of common stock	351,922	—
Net cash provided by financing activities	351,922	—

Effect of exchange rate fluctuation on cash and cash equivalents	36	1
Net increase(decrease) in cash and cash equivalents	(280,956)	1

Cash and cash equivalents, beginning of year	458,690	38
Cash and cash equivalents, ending of year	$177,734	39

Supplemental disclosure of cash flow information
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organic Agricultural Company Limited (“Organic Agricultural”, the “Company”, “we” or “us”) was incorporated in the State of Nevada on April 17, 2018.

The Company, through its operating subsidiaries with headquarters in Harbin, China, sells paddy and selenium-enriched paddy agricultural products. The Company’s subsidiaries include:

●	Organic Agricultural (Samoa) Co., Ltd. (“Organic Agricultural Samoa”), a privately held limited company registered in Samoa on December 15, 2017. Organic Agricultural Samoa owns all of the outstanding shares of capital stock of Organic Agricultural Company Limited (Hong Kong).

●	Organic Agricultural Company Limited (Hong Kong) (“Organic Agricultural HK”), which was established on December 6, 2017 under the laws of Hong Kong. Organic Agricultural HK owns all of the registered equity of Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited.

●	Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited. (“Tianci Liangtian”), a privately held Limited Company registered in Heilongjiang, China on November 2, 2017. Tianci Liangtian owns:

●	all of the registered equity of Heilongjiang Yuxinqi Agricultural Technology Development Company Limited (“Yuxinqi”), which was incorporated in Heilongjiang, China on February 5, 2018. Yuxinqi sells agricultural products, including paddy and other crops, to customers worldwide.

●	51% of the registered equity of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative (“Lvxin”), a company registered in China on February 9, 2012. Lvxin is an integrated agricultural company providing self-planting paddy, manufacturing, sales and services to its customers.

Reorganization

On May 16, 2018, the Company completed a corporate reorganization to combine several controlled entities (now referred to as the “subsidiaries”) into Organic Agricultural. The specific transactions related to this reorganization are as follows:

On March 31, 2017, Hao Shuping and the shareholders of Lvxin signed an Equity Transfer Agreement, whereby shareholders of Lvxin transferred 51% of the controlling interest in Lvxin to Hao Shuping. Hao Shuping agreed to pay the Lvxin shareholders CNY2,029,586 (US$305,472) in cash and cause the company that would become Organic Agricultural to issue to them 152,736 shares (valued at US$152,736). Hao Shuping and the shareholders of Lvxin also signed an irrevocable supplemental agreement that gave Hao Shuping voting and managerial control over Lvxin. By June 22, 2018, Tianci Liangtian paid off all consideration to Lvxin’s former shareholders.

On January 1, 2018, pursuant to the Equity Transfer Agreement between Hao Shuping and Tianci Liangtian, Hao Shuping transferred his 51% controlling interest in Lvxin to Tianci Liangtian. As control of both entities resided with Hao Shuping, we have accounted for the combination of Lvxin with Tianci Liangtian as a transaction between entities under common control.

●	On January 8, 2018, the shareholders of Tianci Liangtian transferred ownership of Tianci Liangtian to Organic Agricultural HK, which is wholly owned by Organic Agricultural (Samoa) Co., Ltd. (“Organic Agricultural Samoa”), a privately held limited company registered in Samoa on December 6, 2017.

●	On May 16, 2018, the Company issued 10,000,000 shares of its common stock, par value $0.001 to the shareholders of Organic Agricultural Samoa, in exchange for 100% of the outstanding shares of Organic Agricultural Samoa (the “Share Exchange”).

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION (Continued)

Reorganization (Continued)

As a result of the Share Exchange, Hao Shuping acquired 48.8% of the Company’s outstanding shares. Prior to the Share Exchange, Hao Shuping controlled Lvxin and Tianci Liangtian. Therefore, the Share Exchange was accounted for as a business combination of entities under common control in accordance to ASC 805-50-30-5. Accordingly, the assets and liabilities of the Company and its subsidiaries are presented at the their carrying values at the date of the transaction; the Company’s historical stockholders’ equity was retroactively restated to the first period presented, as the acquisition of Organic Agricultural Samoa, Organic Agricultural HK, Tianci Liangtian and Lvxin was treated as a business combination of entities under common control.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements are expressed in U.S. Dollars and are presented in accordance with the United States Generally Accepted Accounting Principles (“U.S. GAAP”). The Company’s fiscal year end is March 31.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of these subsidiaries.

The Company’s subsidiaries are listed as follows:

Name	Place of Incorporation	Attributable equity interest %	Authorized capital
Organic Agricultural (Samoa) Co., Ltd.	Samoa	100	USD 1,000,000
Organic Agricultural Company Limited	Hong Kong	100	HKD 10,000
Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited	China	100	0
Heilongjiang Yuxinqi Agricultural Technology Development Company Limited	China	100	0
Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative	China	51	0

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates. One significant item subject to such estimates and assumptions is inventory valuation allowances. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

Cash and cash equivalents

Cash consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturity of three months or less are classified as cash and cash equivalents. Cash equivalents approximate or equal fair value due to their short-term nature. The Company’s cash and cash equivalents consist of cash on hand and cash in bank, as of June 30, 2018 and March 31, 2018, the cash on hand and cash in bank were $177,734 and $458,690, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 605, “Revenue Recognition”, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.

Effective April 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

There was no impact on the Company’s financial statements as a result of adopting Topic 605 and Topic 606 for the three months ended June 30, 2018 and 2017.

Fair Value Measurement

The Company applies the provisions of ASC Subtopic 820, Fair Value Measurements (“ASC 820”), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that is observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements for the three months ended June 30, 2018 and 2017.

Financial assets and liabilities of the Company primarily comprise of cash, prepayment & deferred expenses, inventories, other receivable, accounts payable and accrued liabilities, deposits received, payroll payable, due to related party and advancement for shares to be issued. As at June 30, 2018 and March 31, 2018, the carrying values of these financial instruments approximated to their fair values due to the short-term maturity of these instruments.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Chinese Renminbi (“RMB’), except the functional currency of Organic Agricultural HK is the Hong Kong Dollar (“HKD”), and the functional currency of Organic Agricultural Samoa and Organic Agricultural is the United States dollar (“US Dollars” or “$”). The reporting currency of these consolidated financial statements is in US Dollars.

The financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

The exchange rates used for foreign currency translation are as follows:

		For three Months Ended June 30,
		2018	2017
		(USD to RMB/USD to HKD)	(USD to RMB)
Assets and liabilities	period end exchange rate	6.6198/7.8463	6.7774
Revenue and expenses	period weighted average	6.3779/7.8480	6.8614

Income taxes

The Company adopts FASB ASC Topic 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Under ASC 740-10-40, previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or deferred tax asset valuation allowance.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

As a result of the implementation of ASC 740-10, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48 (ASC 740-10). The Company recognized no material adjustments to liabilities or shareholder’s equity as a result of the implementation.

Lvxin products sales and services have been exempt from enterprise income tax, according to the “PRC Income Tax Law” Article 27 (1)”, income from agricultural, forestry, animal husbandry and fisheries Industry shall be exempt from business tax.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stock using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Share-Based Compensation

The Company has adopted the provisions of ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award. No equity instruments were granted during the year ended March 31, 2018 and no compensation expense is required to be recognized under provisions of ASC 718 with respect to employees. During the three months ended June 30, 2018, specifically on June 13, 2018, the Company granted 290,000 shares with a fair value of $1.30 per share to 8 employees and $377,000 compensation expense was required to be recognized under provisions of ASC 718.

Segment Information and Geographic Data

The Company is operating in one segment in accordance with the accounting guidance FASB ASC Topic 280, Segment Reporting. The company’s revenues are from customers in People’s Republic of China (“PRC”). All assets of the Company are located in the PRC.

Concentration of Credit Risk

The Company maintains cash balances in four banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear a risk if any of these banks become insolvent. As of June 30, 2018, and March 31, 2018, the Company’s uninsured cash balances were approximately $177,734 and $458,690, respectively.

As of June 30, 2018 and March 31, 2018, the Company has customer deposits of $63,446 and $31,844 from two and one customers representing 100% of total customer deposits.

As of June 30, 2018 and March 31, 2018, the Company has prepayments & deferred expenses of $nil and $128,293, respectively, to one vendor, representing 0% and 24%, respectively, of prepayments & deferred expenses. During three months ended June 30, 2018 and 2017, the Company’s purchases from this vendor total $141,735 and $102,505, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently accounting pronouncements

The FASB issued an ASU that helps organizations address certain stranded income tax effects in accumulated other comprehensive income (AOCI) resulting from the Tax Cuts and Jobs Act.

ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, provides financial statement preparers with an option to reclassify stranded tax effects within AOCI to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded.

The ASU requires financial statement preparers to disclose:

A description of the accounting policy for releasing income tax effects from AOCI; Whether they elect to reclassify the stranded income tax effects from the Tax Cuts and Jobs Act; and Information about the other income tax effects that are reclassified.

The amendments affect any organization that is required to apply the provisions of Topic 220, Income Statement—Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP.

The amendments are effective for all organizations for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Organizations should apply the proposed amendments either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). ASU 2018-02 was issued as a result of the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”) on December 22, 2017. Accounting guidance required deferred tax items to be revalued based on the new tax laws (the most significant of which reduced the corporate tax rate to 21% percent from 34% percent) and to include the change in income from continuing operations. ASU 2018-02 is effective for annual and interim reporting periods beginning after December 15, 2018.

In July 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815). The update changes the classification of certain equity-linked financial instruments (or embedded features) with down round features. The update also clarifies existing disclosure requirements for equity-classified instruments. The update is effective retrospectively for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted for all companies in any interim or annual period.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation: (Topic 718): Scope of Modification Accounting. ASU 2017-09 provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This pronouncement is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. We expect to adopt the new standard using the full retrospective application, and we do not believe the adoption will have a significant impact on our recognition of net revenues or related disclosures for any period.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805) - Clarifying the Definition of a Business (“ASU 2017-01”). The ASU clarifies the definition of business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 will be effective for the Company’s fiscal year beginning April 1, 2018 and subsequent interim periods with prospective application with impacts on the Company’s consolidated financial statements that may vary depending on each specific acquisition. Early adoption is conditionally permitted.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, restricted cash and restricted cash equivalents. Therefore, amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company elected to early adopt ASU 2016-18 for the reporting period ending March 31, 2018. As a result of adoption of ASU 2016-18, the Company no longer presents the changes within restricted cash in the consolidated statements of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes – Intra-Entity Transfers of Assets Other Than Inventory (“ASU 2016-16”). The standard is intended to address diversity in practice and complexity in financial reporting, particularly for intra-entity transfers of intellectual property. ASU 2016-16 will be effective for the Company beginning with the interim periods of fiscal 2019 and requires the modified retrospective method of adoption. Early adoption is permitted. The Company has evaluated the impact of ASU 2016-16 on its consolidated financial statements. The adoption of ASU 2016-16 is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendment in this update affects entities with transactions included within the scope of Topic 606, The scope of that Topic includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, the amendments in ASU 2016-10 provide more detailed guidance, including additional implementation guidance and examples in the following key areas: 1) identifying performance obligations and 2) licenses of intellectual property. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”). The amendments do not change the core principles of the standard, but clarify the guidance on assessing collectability, presenting sales taxes, measuring noncash consideration and certain transition matters. This update becomes effective concurrently with ASU No. 2014-09. The Company adopted ASU 2016-12 effective April 1, 2018. There was no impact on the Company’s financial statements as a result of adopting Topic 606 for the three months ended June 30, 2018 and 2017.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Liabilities (“ASU 2016-01”). ASU 2016-01 amends the guidance in US GAAP on classification, measurement and disclosure of financial instruments. It revises an entity’s accounting related to: 1) classification and measurement of investments in equity securities; 2) presentation of certain fair value changes for financial liabilities measured at fair value; and, 3) amends disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for years beginning after December 15, 2017 and early adoption is permitted. The adoption of ASU 2016-01 is not expected to have a material effect on the Company’s consolidated financial statements.

We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3. PREPAYMENTS AND DEFERRED EXPENSES

Prepayments are reported in prepayments and deferred expenses on the consolidated balance sheets. Deferred expenses include prepaid paddy planting land rent and Tianci Liangtian office rent. As of June 30, 2018 and March 31, 2018, prepayments and deferred expenses were $408,843 and $526,100, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 4. INVENTORIES

Inventories are generally kept for a short period of time. The significant components of inventories are growing costs and harvesting costs.

Growing costs, also referred to as cultural costs, consist of cultivation, fertilization and soil amendments, pest control and irrigation. Harvest costs are comprised of labor and equipment expenses incurred to harvest and deliver crops to the packinghouses.

Paddy is grown in Lvxin’s planting base. This crop has distinct growing, harvest, and selling periods, each of which lasts approximately four to six months. During the growing period, cultural costs are capitalized, as they are associated with benefiting and preparing the crops for the harvest and selling period. During the harvest and selling period, harvest costs and cultural costs are expensed when incurred and capitalized cultural costs are amortized as components of agribusiness costs and expenses.

Most cultural costs, including amortization of capitalized cultural costs and certain other costs, such as indirect labor including farm supervision and management and irrigation that benefit multiple crops are allocated to crops on a per-kilogram basis.

The cost of inventory includes all relevant expenditures incurred before and during the entire cultivation period and after harvesting, mainly including seed, fertilizer and other production materials, land rent, labor, and other related costs.

At June 30, 2018 and March 31, 2018, inventories consisted of the following:

	June 30	March 31
	2018	2018
Growing cost	$896,368	$633,607
Selenium enriched paddy	179,354	187,604
	$1,075,722	$821,211

NOTE 5. INCOME TAX

A reconciliation of income before income taxes for domestic and foreign locations for three months ended June 30, 2018, and March 31, 2018 is as follows:

	2018	2017
United States	$—	$—
Foreign	—	—
Income before income taxes	$—	$—

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate was as follows:

	June 30	March 31
	2018	2018
U.S. federal statutory income tax rate	34%	34%
Lower rates in PRC, net	0%	0%
Effects of tax basis differences	(34)%	(34)%
The Company’s effective tax rate	(0)%	(0)%

The Company did not recognize deferred taxes since it is not likely to realize such deferred taxes. The deferred tax would only apply to the Company in the U.S., as the Company’s current operations in China are not subject to income tax.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 5. INCOME TAX (Continued)

The Company is subject to examination by the Internal Revenue Service (IRS) in the United States as well as by the taxing authorities in China, where the firm has significant business operations. The tax years under examination vary by jurisdiction. The table below presents the earliest tax years that remain subject to examination by major jurisdiction.

U.S. Federal	March 31, 2018
China	March 31, 2018

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

United States

Organic Agricultural Company Limited is subject to the United States tax law at tax rate of 34%. At June 30, 2018, the Company’s unremitted foreign loss of its PRC subsidiaries totaled approximately $0.34 million and the Company held approximately $0.18 million of cash and cash equivalents in the PRC. These unremitted earnings are planned to be reinvested indefinitely into the operations of the Company in the PRC. While repatriation of cash held in the PRC may be restricted by local PRC laws, most of the Company’s foreign cash balances could be repatriated to the United States but, under current U.S. income tax laws, would be subject to U.S. federal income taxes less applicable foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability on the unremitted earnings is not practicable because of the complexities associated with this hypothetical calculation, and as the Company does not plan to repatriate any cash in the PRC to the United States during the foreseeable future, no deferred tax liability has been accrued.

Samoa

Organic Agricultural (Samoa) Co., Ltd was incorporated in Samoa and, under the current laws of Samoa, it is not subject to income tax.

China

Tianci Liantian and Yuxinqi are subject to a 25% standard enterprise income tax in the PRC. Income tax was nil at June 30, 2018 and March 31, 2018.

Lvxin products sales and services have been exempt from enterprise income tax, according to the “PRC Income Tax Law” Article 27 (1), which states that income from agricultural, forestry, animal husbandry and fisheries Industry shall be exempt from business income tax.

NOTE 6. ADVANCEMENT FOR SHARES TO BE ISSUED

Advancement for shares to be issued consisted of the following as of the periods indicated:

	June 30	March 31
	2018	2018
Advancement for shares to be issued	$—	$425,749
	$—	$425,749

As of June 30, 2018 and March 31, 2018, the Company had a balance of advancement for shares to be issued of $nil and $425,749, respectively. This amount was prepaid to Tianci Liangtian by certain individuals in anticipation of the formation of Organic Agricultural Company Limited and was reclassified as a capital contribution to the Company after Organic Agricultural Company Limited was organized in April 2018 and entered into Subscription Agreements with those individuals.

ORGANIC AGRICULTURAL COMPANY LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 7. RELATED PARTY TRANSACTIONS

Amount due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	June 30	March 31
	2018	2018
Hao Shuping	$62,337	$112,690
Shen Zhenai	—	752
15 shareholders of Lvxin	174,738	458,208
	$237,075	$571,560

Hao Shuping is the main shareholder of the Company, and Shen Zhenai is the President, Chairman of the Board, director and shareholder of the Company. The debt represents temporary borrowings for operating costs between the Company and management. The debt was non-interest bearing and due on demand.

As of June 30, 2018, the Company has a balance due to 15 shareholders of Lvxin of $174,738. It represents advances for expenses paid to suppliers by 15 shareholders. The balance was non-interest bearing and due on demand.

As of March 31, 2018, the Company has a balance due to 15 shareholders of Lvxin of $458,208. The balance was paid off on the date of June 22, 2018, that was the consideration of the shareholders of Lvxin transferred their 51% interest to Tianci Liangtian.

Amount due from related parties

Amount due from related parties consisted of the following as of the periods indicated:

	June 30	March 31
	2018	2018
Shen Zhenai	45,311	—
	$45,311	$—

Shen Zhenai is the President, Chairman of the Board, director and a shareholder of the Company. The debt represents funds advanced by the Company to Shen Zhenai to enable her to pay expenses of the Company. The debt was non-interest bearing and due on demand. As of the date of this prospectus, Shen Zhenai has paid back to the Company $34,113. The remainder will be satisfied as Shen Zhenai pays for expenses of the Company.

NOTE 8. CONTINGENCIES AND COMMITMENT

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company was not subject to any material loss contingency as of June 30, 2018 and March 31, 2018.

ORGANIC AGRICULTURAL COMPANY LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN USD)

NOTE 8. CONTINGENCIES AND COMMITMENT(Continued)

Commitments

In November 2017, Tianci Liangtian leased a new office space under operating lease agreements for its office space (approximately 666 square feet). Under the terms of the lease, the period between November 20, 2017 to December 5, 2017 is a rent-free period. Tianci Liangtian paid approximately $1,592 in lease deposits and is committed to make annual lease payments.

In April 2018, Lvxin leased an office space of approximately176.86 m2 under office lease agreements. Lvxin paid approximately $4,532(RMB30,000) as rent and is committed to make annual lease payments of $4,532(RMB30,000). The office address is the Fuyuanguandi, Pingshun Street, Baoqing County, Shuangyasha City, Heilongjiang Province. China 155600. The office contains our administrative functions, sales, e-commerce operations and marketing functions.

The Company recorded rent expense of $12,622 for three months ended June 30, 2018. As of June 30, 2018, the Company recorded prepayments & deferred expenses of $22,030.

The Company leases 497 hectares of cultivated land for cultivating pursuant to more than 300 lease agreements with individual farmers. Some of the leases are paid annually, some of the leases are paid in advance for periods from 12 to 22 years.

As of June 30, 2018, the company had made $348,224 prepayment for cultivated land leasing. Future annual minimum lease payments for non-cancellable operating leases are as follows:

Year ending March 31	Amount $
2019	386,718
2020	417,710
2021	370,879
2022	291,406
2023	208,621
thereafter	1,038,958
Total	2,714,292

NOTE 9. BASIC AND DILUTED EARNINGS PER SHARE

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares comprise shares issuable upon the exercise of share-based awards, using the treasury stock method. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations is shown as follows:

	Three Months Ended June 30,
	2018	2017
Numerator:
Net income (loss) available to common stockholders	$(547,355)	—
Denominator:
Basic and diluted weighted-average number of shares outstanding	10,413,366	10,000,000
Net income per share:
Basic and diluted	$(0.05)	0.00

NOTE 10. NON-CONTROLLING INTERESTS

Lvxin is the Company’s majority-owned subsidiary which is consolidated in the Company’s financial statements with a non-controlling interest (NCI) recognized. The Company holds 51% interest of Lvxin as of June 30, 2018 and March 31, 2018.

As of June 30, 2018, and March 31, 2018, NCI in the consolidated balance sheet was $(66,160) and $(32,826), respectively. For three months ended June 30, 2018, the comprehensive income attributable to shareholders’ equity and NCI was $(561,145) and $(33,334), respectively. For three months ended June 30, 2017, the comprehensive income attributable to shareholders’ equity and NCIs was $nil and $nil, respectively.

NOTE 11. SUBSEQUENT EVENTS

The Management of the Company determined that there were no other reportable subsequent events to be disclosed.

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

ORGANIC AGRICULTURAL COMPANY LIMITED

5,182,736

Shares

of

Common Stock

PROSPECTUS

_______, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee	$1,290.51
Transfer Agent Fees(1)	$1,000.00
Legal, accounting fees and expenses (1)	$77,000.00
Edgar filing, printing and engraving fees (1)	$3,000,00
Total (1)	$82,290.51

(1) Estimated.

Indemnification of Directors and Officers

Section 607.0850 of the Nevada Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation against expenses reasonably incurred in connection with a proceeding to which he or she is a party by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 607.0850 of the Nevada Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered sales of our securities since our inception on April 17, 2018. All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

On May 16, 2018, we acquired One Hundred Percent (100%) of the issued and outstanding capital stock of Organic Agricultural (Samoa) Co., Ltd, a privately held Limited Company registered in the Samoa (“Organic Agricultural Samoa”) in exchange for Ten Million (10,000,000) shares of our common stock paid to the forty-one shareholders of Organic Agricultural Samoa. The shares were issued as follows:

Shareholder	No. Of Shares
HAO Shuping*	4,880,000
MA Naichang	20,000
ZHAO Shuguo	40,000
YANG Lizhen	20,000
MA Liangtong	20,000
CAO Shanshan	20,000
ZHANG Daoqing	10,000
MING Qianqian	10,000
LI Xia	20,000
GAO Haijun	20,000
LI Chunyan	60,000
ZHOU Jian	20,000
LIANG Yumei	20,000
WANG Lunqun	40,000
WEN Daiqun	20,000
XIE Cuili	20,000
YIN Hongxia	20,000
WANG Hong	20,000
SHEN Tong	20,000
LI Aitao	100,000
ZHANG Lunsheng	200,000
LI Wei	100,000
XING Yan Hua	470,000
XING Yan Peng	30,000
XING Yanhui	61,000
CHEN Wentong	24,000
HUANG Guotai	15,000
XU Wei	600,000
SHENG Min	100,000
XUN Jianjun**	900,000
YANG Feng	400,000
YU Jie	300,000
FANG Deyong	300,000
ZHANG Zhen	200,000
CHEN Dongmei	200,000
LI Yanrong	100,000
LIU Yanmei	100,000
CHEN Mingrong	100,000
CHENG Xiandong	100,000
SHEN Zhenai***	100,000
YANG Yuhuan	200,000
Total	10,000,000

* Hao Shuping is a Director of the Company

**Xun Jianjun is the Chief Executive Officer and Director of the company.

***Shen Zhenai is the President, Chairwoman of the Board and Director of the company.

As of April 17, 2018, the Company had received advancement for shares to be issued of $425,749. From May 17, 2018 to October 15, 2018, we issued the following shares of unregistered securities in transactions not involving a private offering to the following 80 foreign investors pursuant to an exemption from registration under Section 4(2) of the Securities Act, or Regulation S promulgated thereunder

Shareholder	Shares Purchased	Consideration Paid (US$)	Date of Purchase
Zhengui Lou	152,736	Combination Consideration	06-07-2018
Yongmei Cao	100,000	Compensation	06-13-2018
Kexin Zhao	50,000	Compensation	06-13-2018
Xiuxia Sun	20,000	Compensation	06-13-2018
Xianliang Zong	80,000	Compensation	06-13-2018
Xiuliang Li	10,000	Compensation	06-13-2018
Qiu Wang	10,000	Compensation	06-13-2018
Meichen Liu	10,000	Compensation	06-13-2018
Tao Liu	10,000	Compensation	06-13-2018
Liulian Yang	10,000	10,000	05-17-2018
Mulan Wu	30,000	30,000	05-17-2018
Mingrong Chen	20,000	20,000	05-17-2018
Hongmei Kuai	20,000	20,000	05-17-2018
Yanling Zhao	10,000	10,000	05-17-2018
Yuehua Liu	10,000	10,000	05-17-2018
Baozhen Wang	30,000	30,000	05-17-2018
Fang Wang	10,000	10,000	05-17-2018
Baoju Huang	10,000	10,000	05-17-2018
Liangtong Ma	10,000	10,000	05-17-2018
Yi Lin	15,000	15,000	05-17-2018
Kai Pan	30,000	30,000	05-17-2018
Haijun Gao	15,000	15,000	05-17-2018
Guobin Sun	10,000	10,000	05-17-2018
Yunxia Xiang	10,000	10,000	05-17-2018
Yanjin Shi	5,000	5,000	05-17-2018

Xia Li	10,000	10,000	05-17-2018
Xu Pan	10,000	10,000	05-17-2018
Xiaoping Shi	10,000	10,000	05-17-2018
Shukun Li	10,000	10,000	05-17-2018
Haifeng Mei	20,000	20,000	05-17-2018
Aiping Cai	10,000	10,000	05-17-2018
Bowei Zhang	10,000	10,000	05-17-2018
Shilai Xiao	10,000	10,000	05-17-2018
Jingyuan Ma	10,000	10,000	05-17-2018
Cheng He	20,000	20,000	05-17-2018
Jianhua Li	10,000	10,000	05-17-2018
Meixia Wang	10,000	10,000	05-17-2018
Changying Liu	10,000	10,000	05-17-2018
Lizhen Yang	10,000	10,000	05-17-2018
Qingling Zhang	20,000	20,000	05-17-2018
Yanhui Ma	10,000	10,000	05-17-2018
Guirong Liu	10,000	10,000	05-17-2018
Yan Zhang	10,000	10,000	05-17-2018
Lexin Zhang	10,000	10,000	05-17-2018
Lixia Cui	10,000	10,000	05-17-2018
Fengjun Meng	5,000	5,000	05-17-2018
Hongxia Yin	10,000	10,000	05-17-2018
Yumei Liang	10,000	10,000	05-17-2018
Jiuqiang Miao	5,000	5,000	05-17-2018
Qilin Liao	10,000	10,000	05-17-2018
Zhongsheng Li	5,000	5,000	05-17-2018
Yajing Wei	10,000	10,000	05-17-2018
Jianye Huang	5,000	5,000	05-17-2018
Aiying Fang	5,000	5,000	05-17-2018
Defang Wei	5,000	5,000	05-17-2018
Shanshan Cao	5,000	5,000	05-17-2018
Jian Li	10,000	10,000	05-17-2018
Guirong Yang	5,000	5,000	05-17-2018
Yuhong Liang	5,000	5,000	05-17-2018
Yingyu Zhou	5,000	5,000	05-17-2018
Nannan Xu	5,000	5,000	05-17-2018
Yumeng Mi	10,000	10,000	05-17-2018
Shujian Chang	5,000	5,000	05-17-2018
Baoling Yang	10,000	10,000	05-17-2018
Yonglin Liu	5,000	6,500	05-30-2018
Xu Wan	5,000	6,500	06-04-2018
Xiaoqiang Huang	5,000	6,500	06-04-2018
Jinxiang Wang	5,000	6,500	06-04-2018
Liqun Dai	5,000	6,500	06-04-2018
Lizhen Yang	5,000	6,500	06-04-2018
Yanling Zhao	10,000	13,000	06-05-2018
Yanling Zhao	5,000	6,500	06-12-2018
Limin Zhang	5,000	6,500	06-12-2018
Shiyun Zhang	10,000	13,000	06-12-2018
Xiangyuan Liu	10,000	13,000	06-13-2018
Shufeng Liu	5,000	6,500	06-14-2018
Jinying Fu	5,000	6,500	06-15-2018
Yuji Liu	5,000	6,500	06-15-2018
Huailian Liu	5,000	6,500	06-15-2018
Baozhen Wang	5,000	6,500	06-19-2018
Xuexing Yu	5,000	6,500	06-19-2018
Yuai Zhao	5,000	6,500	06-20-2018
Haiyan Sun	5,000	6,500	06-21-2018
Zhongzhi Ba	5,000	6,500	06-21-2018

Total	1,162,736	754,500

Exhibits and Financial Statement Schedules

(a) Exhibits:

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Harbin, China on October 15, 2018.

ORGANIC AGRICULTURAL COMPANY LIMITED.

By:	/s/ Xun Jianjun
Name: Xun Jianjun
Title: Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Cao Yongmei
Name: Cao Yongmei
Title: Chief Financial and Accounting Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

/s/ Shen Zhenai	October 15, 2018
Shen Zhenai
President, Chairman of the Board

/s/ Xun Jianjun	October 15, 2018
Xun Jianjun, Chief Executive Officer
and Director

/s/ Cao Yongmei	October 15, 2018
Cao Yongmei, Chief Financial and Accounting
Officer and Director

/s/ Hao Shuping	October 15, 2018
Hao Shuping, Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation of Registrant(1)
3.2	Bylaws of Registrant(1)
5.1	Legal Opinion of Robert Brantl, Esq. (1)
10.1	Equity Transfer Agreement dated March 31, 2017 between all members of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative and Hao Shuping(1)
10.2	Supplementary Agreement on the Irrevocable Clauses of the Equity Transfer Agreement dated March 31, 2017 between all members of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative and Hao Shuping(1)
10.3	Equity Transfer Agreement dated January 1, 2018 between Hao Shuping and Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited(1)
10.4	Form of Land Lease Agreement(1)
10.5	Share Exchange Agreement(1)
10.6	Office leasing agreement- Tianci Liangtian Office(1)
10.7	Green Food Certification(1)
21.1	List of Company Subsidiaries(1)
23.1	Consent of Independent Registered Public Accounting Firm(2)
23.2	Consent of Robert Brantl, Esq. is included in Exhibit 5.1

(1) Filed with the initial Registration Statement.

(2) Filed with Amendment No. 1 to the Registration Statement.